Exhibit 4.2

EXECUTION VERSION

CYRUSONE LP
CYRUSONE FINANCE CORP.
AND EACH OF THE GUARANTORS PARTY HERETO
5.375% SENIOR NOTES DUE 2027

INDENTURE
DATED AS OF MARCH 17, 2017

WELLS FARGO BANK, N.A.
Trustee

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.05
(b)	12.03
(c)	12.03
313(a)	7.06
(b)(1)	N.A.
(b)(2)	7.06; 7.07
(c)	7.06; 12.02
(d)	7.06
314(a)	4.03;12.02; 12.05
(b)	N.A.
(c)(1)	12.04
(c)(2)	12.04
(c)(3)	N.A.
(d)	N.A.
(e)	12.05
(f)	N.A.
315(a)	7.01
(b)	7.05; 12.02
(c)	7.01
(d)	7.01
(e)	6.11
316(a) (last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	2.12
317(a)(1)	6.08
(a)(2)	6.09

Trust Indenture Act Section	Indenture Section
(b)	2.04
318(a)	12.01
(b)	N.A.
(c)	12.01

N.A. means not applicable.
* This Cross Reference Table is not part of the Indenture.

TABLE OF CONTENTS
ARTICLE 1
DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01	Definitions. 1

Section 1.02	Other Definitions. 31

Section 1.03	Incorporation by Reference of Trust Indenture Act. 31

Section 1.04	Rules of Construction. 32
ARTICLE 2
THE NOTES

Section 2.01	Form and Dating. 32

Section 2.02	Execution and Authentication. 33

Section 2.03	Registrar and Paying Agent. 34

Section 2.04	Paying Agent to Hold Money in Trust. 34

Section 2.05	Holder Lists. 34

Section 2.06	Transfer and Exchange. 35

Section 2.07	Replacement Notes. 47

Section 2.08	Outstanding Notes. 47

Section 2.09	Treasury Notes. 47

Section 2.10	Temporary Notes. 47

Section 2.11	Cancellation. 48

Section 2.12	Defaulted Interest. 48

Section 2.13	Issuance of Additional Notes. 48
ARTICLE 3
REDEMPTION AND PREPAYMENT

Section 3.01	Notices to Trustee. 49

Section 3.02	Selection of Notes to Be Redeemed or Purchased. 49

Section 3.03	Notice of Redemption. 49

Section 3.04	Effect of Notice of Redemption. 50

Section 3.05	Deposit of Redemption or Purchase Price. 50

Section 3.06	Notes Redeemed or Purchased in Part. 51

Section 3.07	Optional Redemption. 51

Section 3.08	Mandatory Redemption. 52

Section 3.09	Redemptions and Purchases May be Conditional. 52
ARTICLE 4
COVENANTS

Section 4.01	Payment of Notes. 53

Section 4.02	Maintenance of Office or Agency. 53

Section 4.03	Reports. 53

Section 4.04	Compliance Certificate. 54

Section 4.05	[Reserved.] 55

Section 4.06	Stay, Extension and Usury Laws. 55

Section 4.07	Restricted Payments. 55

Section 4.08	Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. 60

Section 4.09	Incurrence of Indebtedness. 62

Section 4.10	Asset Sales. 65

i

Section 4.11	Transactions with Affiliates. 67

Section 4.12	Maintenance of Total Unencumbered Assets. 68

Section 4.13	Sale and Leaseback Transactions. 68

Section 4.14	Corporate Existence. 69

Section 4.15	Offer to Repurchase Upon Change of Control Trigger Event. 69

Section 4.16	Limitation on Issuances of Guarantees by Restricted Subsidiaries 70

Section 4.17	Suspension of Covenants. 70

Section 4.18	Activities of Co-Issuer. 72

Section 4.19	Activities of Holdings and CyrusOne GP. 72
ARTICLE 5
SUCCESSORS

Section 5.01	Merger, Consolidation or Sale of Assets. 73

Section 5.02	Successor Corporation Substituted. 74
ARTICLE 6
DEFAULTS AND REMEDIES

Section 6.01	Events of Default. 74

Section 6.02	Acceleration. 76

Section 6.03	Other Remedies. 76

Section 6.04	Waiver of Past Defaults. 76

Section 6.05	Control by Majority. 77

Section 6.06	Limitation on Suits. 77

Section 6.07	Rights of Holders of Notes to Receive Payment. 77

Section 6.08	Collection Suit by Trustee. 77

Section 6.09	Trustee May File Proofs of Claim. 78

Section 6.10	Priorities. 78

Section 6.11	Undertaking for Costs. 78
ARTICLE 7
TRUSTEE

Section 7.01	Duties of Trustee. 79

Section 7.02	Rights of Trustee. 80

Section 7.03	Individual Rights of Trustee. 80

Section 7.04	Trustee’s Disclaimer. 80

Section 7.05	Notice of Defaults. 81

Section 7.06	Reports by Trustee to Holders of the Notes. 81

Section 7.07	Compensation and Indemnity. 81

Section 7.08	Replacement of Trustee. 82

Section 7.09	Successor Trustee by Merger, etc. 83

Section 7.10	Eligibility; Disqualification. 83

Section 7.11	Preferential Collection of Claims Against Company. 83
ARTICLE 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01	Option to Effect Legal Defeasance or Covenant Defeasance. 83

Section 8.02	Legal Defeasance and Discharge. 83

Section 8.03	Covenant Defeasance. 84

Section 8.04	Conditions to Legal or Covenant Defeasance. 84

Section 8.05	Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions. 85

Section 8.06	Repayment to Company. 86

Section 8.07	Reinstatement. 86
ARTICLE 9
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01	Without Consent of Holders of Notes. 87

Section 9.02	With Consent of Holders of Notes. 88

Section 9.03	Compliance with Trust Indenture Act. 89

Section 9.04	Revocation and Effect of Consents. 89

Section 9.05	Notation on or Exchange of Notes. 89

Section 9.06	Trustee to Sign Amendments, etc. 90
ARTICLE 10
NOTE GUARANTEES

Section 10.01	Guarantee. 90

Section 10.02	Limitation on Guarantor Liability. 91

Section 10.03	Execution and Delivery of Note Guarantee. 91

Section 10.04	Subsidiary Guarantors May Consolidate, etc., on Certain Terms. 91

Section 10.05	Releases. 92
ARTICLE 11
SATISFACTION AND DISCHARGE

Section 11.01	Satisfaction and Discharge. 93

Section 11.02	Application of Trust Money. 94
ARTICLE 12
MISCELLANEOUS

Section 12.01	Trust Indenture Act Controls. 94

Section 12.02	Notices. 94

Section 12.03	Communication by Holders of Notes with Other Holders of Notes. 96

Section 12.04	Certificate and Opinion as to Conditions Precedent. 96

Section 12.05	Statements Required in Certificate or Opinion. 96

Section 12.06	Rules by Trustee and Agents. 96

Section 12.07	No Personal Liability of Directors, Officers, Employees and Stockholders. 96

Section 12.08	Governing Law. 97

Section 12.09	No Adverse Interpretation of Other Agreements. 97

Section 12.10	Successors. 97

Section 12.11	Severability. 97

Section 12.12	Counterpart Originals. 97

Section 12.13	Table of Contents, Headings, etc. 97

EXHIBITS
Exhibit A    FORM OF NOTE
Exhibit B    FORM OF CERTIFICATE OF TRANSFER
Exhibit C    FORM OF CERTIFICATE OF EXCHANGE

Exhibit D	FORM OF CERTIFICATE OF ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR
Exhibit E    FORM OF SUPPLEMENTAL INDENTURE

INDENTURE, dated as of March 17, 2017, among CyrusOne LP, a Maryland limited partnership, CyrusOne Finance Corp., a Maryland corporation, the Guarantors and Wells Fargo Bank, N.A., as trustee.
The Issuers, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the 5.375% Senior Notes due 2027 (the “Notes”):
ARTICLE 1
DEFINITIONS AND INCORPORATION BY REFERENCE
Section 1.01    Definitions.
“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.
“2024 Notes” means the 5.000% Senior Notes due 2024 issued by the Issuers pursuant to the Indenture of even date herewith among the Issuers, the guarantors thereto and the trustee party thereto.
“2024 Note Guarantees” means the guarantees of the 2024 Notes by the guarantors under the Indenture of even date herewith among the Issuers, the guarantors thereto and the trustee party thereto.
“Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition from such Person by a Restricted Subsidiary whether or not Incurred by such Person in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; provided that Indebtedness of such Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition will not be Acquired Indebtedness.
“Additional Interest” has the meaning set forth in the Registration Rights Agreement.
“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02, 2.13 and 4.09 hereof, as part of the same series as the Initial Notes.
“Adjusted Total Assets” means, as of any date, the Total Assets at the end of the most recent fiscal quarter preceding such date for which internal financial statements are available, adjusted, to the extent practicable in the sole good faith judgment of the Company’s Chief Financial Officer, for any Asset Sale or any Asset Acquisition consummated since the end of such fiscal quarter, in each case, involving aggregate consideration in excess of $25.0 million (each such adjustment to be made in accordance with the good faith judgment of the Company’s Chief Financial Officer).
“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:
(1)    1.0% of the principal amount of such Note; or
(2)    the excess (if any) of: (a) the present value at such redemption date of (i) the redemption price of such Note at March 15, 2022 (such redemption price being set forth in the table appearing in Section 3.07 hereof) (excluding any accrued but unpaid interest or Additional Interest) plus (ii) all required interest payments due on such Note through March 15, 2022 (excluding accrued but unpaid interest or Additional Interest), computed using a discount rate equal to the Treasury Rate on such redemption date plus 50 basis points over (b) the principal amount of such Note.
The Issuers will calculate the Applicable Premium and the Trustee will not be responsible for such calculation.
“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.
“Asset Acquisition” means:
(1)    an investment by the Company or its Restricted Subsidiaries in any other Person pursuant to which such Person becomes a Restricted Subsidiary of the Company or is merged into or consolidated with the Company or any of its Restricted Subsidiaries; and
(2)    an acquisition by the Company or any of its Restricted Subsidiaries from any other Person of a Property or data center or other assets that constitute substantially all of a division or line of business of any other Person.
“Asset Sale” means any sale, transfer or other disposition (each, a “disposition”), including by way of merger, consolidation or Sale and Leaseback Transaction, in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of any assets or properties consisting of:
(1)all or any of the Capital Stock of any Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);
(2)all or substantially all of the property or assets of an operating unit or line of business of the Company or any of its Restricted Subsidiaries; or
(3)any other property and assets of the Company or any of its Restricted Subsidiaries (other than Capital Stock of a Person that is not a Restricted Subsidiary) outside of the ordinary course of business;
provided that the term “Asset Sale” will not include:
(A)dispositions of property or assets (including leases of real property) in the ordinary course of business;

(B)    dispositions of assets with a fair market value, or involving net cash proceeds to the Company or a Restricted Subsidiary, not in excess of $10.0 million in any transaction or series of related transactions;
(C)    the disposition of cash or Temporary Cash Investments;
(D)    a disposition of all or substantially all the assets of the Company in accordance with Section 5.01 hereof;
(E)    dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;
(F)    a Restricted Payment or Permitted Investment that is permitted by Section 4.07 hereof;
(G)    an exchange of assets; provided that (x) the Board of Directors of the Company has determined in good faith that the Fair Market Value of the assets disposed of in such exchange is approximately equal to the Fair Market Value of the assets received in such exchange and (y) at least 75% of the consideration received by the Company and its Restricted Subsidiaries in such exchange constitutes assets or other property of a kind useful to or usable by the Company or any of its Restricted Subsidiaries in its business as conducted prior to the date of such exchange; provided, however, that any cash consideration will constitute Net Cash Proceeds subject to Section 4.10 hereof;
(H)    the creation of a Lien not prohibited by this Indenture and the disposition of assets resulting from the foreclosure upon a Lien;
(I)    the disposition of damaged, worn out or other obsolete property that is no longer used in the business of the Company and its Restricted Subsidiaries;
(J)    any foreclosure on assets;
(K)    trade-ins or exchanges of equipment or other fixed assets in the ordinary course of business;
(L)    a sale of accounts receivables and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity; or
(M)    a transfer of accounts receivables and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Entity in a Qualified Receivables Transaction.
(N)    sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(O)    the issuance by any Restricted Subsidiary or the disposition by the Company or any Restricted Subsidiary of (a) directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law or (b) Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 4.09;

(P)    any issuance, disposition or sale of Equity Interests in, or Indebtedness, assets or other securities of, an Unrestricted Subsidiary;
(Q)    (i) the licensing and sub-licensing of intellectual property or other general intangibles in the ordinary course of business or consistent with past practice and (ii) a grant of a license to use the Company’s or any Restricted Subsidiary’s patents, trade secrets, know-how or other intellectual property to the extent that such license does not limit in any material respect the licensor’s use of the patent, trade secret, know-how or other intellectual property in the Company's business;
(R)    any disposition of Designated Non-cash Consideration; provided that such disposition increases the amount of Net Cash Proceeds of the Asset Sale that resulted in such Designated Non-cash Consideration;
(S)    any foreclosure, condemnation, expropriation or any similar action with respect to assets or the granting of Liens not prohibited by the Indenture upon any assets of the Company or any of its Restricted Subsidiaries;
(T)    (i) the lease, assignment or sub-lease, license or sublicense of any real or personal property in the ordinary course of business and (ii) the exercise of termination rights with respect to any such lease, assignment, sub-lease, license or sublicense; or
(U)    any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business.
“Attributable Debt” means, in respect of a Sale and Leaseback Transaction, the present value, discounted at the interest rate implicit in the Sale and Leaseback Transaction, of the total obligations of the lessee for rental payments during the remaining term of the lease in the Sale and Leaseback Transaction.
“Average Life” means at any date of determination with respect to any Indebtedness, the quotient obtained by dividing:
(1)the sum of the products obtained by multiplying:
(A)the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security, and
(B)the amount of such principal payment; by
(2)the sum of all such principal payments.
“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.
“Board of Directors” means:
(1)with respect to the Company, its board of directors or, if the Company does not have a board of directors, the board of directors of its general partner;
(2)with respect to Holdings, its board of directors;

(3)with respect to CyrusOne GP, the board of directors of its general partner; and
(4)with respect to any other Person, (A) if the Person is a corporation, the board of directors of the corporation, (B) if the Person is a partnership, the board of directors of the general partner of the partnership, (C) if the Person is a member managed limited liability company, the board of directors of its managing member, and (D) with respect to any other Person, the board or committee of such Person serving a similar function.
“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of a company to have been duly adopted by the Board of Directors of such company and to be in full force and effect on the date of such certificate, and delivered to the Trustee.
“Business Day” means any day other than a Legal Holiday.
“Capital Stock” means, with respect to any Person, any and all shares, interests, participation or other equivalents (however designated, whether voting or non-voting), including partnership interests, whether general or limited, in the equity of such Person, whether outstanding on the Issue Date or issued thereafter.
“Capitalized Lease” means, as applied to any Person, any lease of any property, whether real, personal or mixed, of which the discounted present value of the rental obligations of such Person as lessee is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP.
“Capitalized Lease Obligations” means the discounted present value of the rental obligations under a Capitalized Lease as reflected on the balance sheet of such Person in accordance with GAAP.
“Capitalized Value” means, as of any date:
(1)with respect to any Stabilized Properties owned by Holdings, the Company or any of its Restricted Subsidiaries, an amount equal to the Net Operating Income from such Stabilized Properties for the most recent fiscal quarter for which internal financial statements are available, calculated on a Pro Forma Basis, multiplied by four (4), divided by eight and one-half percent (8.50%); and
(2)with respect to any Stabilized Properties in which Holdings, the Company or any of its Restricted Subsidiaries holds a leasehold interest, an amount equal to the Net Operating Income from such Stabilized Properties for the most recent fiscal quarter for which internal financial statements are available, calculated on a Pro Forma Basis, multiplied by four (4), divided by ten percent (10%).
“Change of Control” means the occurrence of any of the following:
(1)the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13 (d)(3) of the Exchange Act));
(2)the adoption of a plan relating to the liquidation or dissolution of Holdings or the Company;

(3)the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (other than a Permitted Holder) including any “person” (as defined above) becomes the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of Holdings, measured by voting power rather than number of shares;
(4)Holdings consolidates with, or merges with or into, any Person (other than a Permitted Holder), or any Person (other than a Permitted Holder) consolidates with, or merges with or into, Holdings, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Holdings or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Holdings outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of the Voting Stock of such surviving or transferee Person (immediately after giving effect to such transaction); or
(5)Holdings ceases to be the owner of 100% of the Capital Stock and other Equity Interests of the sole general partner of the Company.
“Change of Control Trigger Event” means the occurrence of a Change of Control (x) that is accompanied or followed by a downgrade by one or more gradations (including gradations within ratings categories) or withdrawal of the rating of the Notes within the Ratings Decline Period by at least one Rating Agency and (y) the rating of the Notes on any day during such Ratings Decline Period is below the rating by such Rating Agency in effect immediately preceding the first public announcement of the Change of Control (or occurrence thereof if such Change of Control occurs prior to public announcement), provided that in making the relevant decision(s) referred to above to downgrade or withdraw such ratings, as applicable, the relevant Rating Agency announces publicly or confirms in writing during such Ratings Decline Period that such decision(s) resulted, in whole or in part, from the occurrence (or expected occurrence) of such Change of Control or the announcement of the intention to effect such Change of Control. Notwithstanding the foregoing, no Change of Control Trigger Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.
“Clearstream” means Clearstream Banking, S.A.
“Co-Issuer” means CyrusOne Finance Corp., a Maryland corporation, and any and all successors thereto.
“Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) that have no preference on liquidation or with respect to distributions over any other class of Capital Stock, including partnership interests, whether general or limited, of such Person’s equity, whether outstanding on the Issue Date or issued thereafter, including, without limitation, all series and classes of common stock.
“Common Units” means the limited partnership units of the Company, that by their terms are redeemable at the option of the holder thereof and that, if so redeemed, at the election of Holdings are redeemable for cash or Common Stock of Holdings.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” means CyrusOne LP, a Maryland limited partnership, and any and all successors thereto.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income of Holdings, CyrusOne GP, the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and on a Pro Forma Basis, plus, to the extent such amount was deducted in calculating Consolidated Net Income (without duplication):
(1)all Consolidated Interest Expense;
(2)all cash dividends or other distributions accrued (excluding dividends payable solely in Equity Interests (other than Disqualified Stock) of the Company or Holdings) on any series of Disqualified Stock of Holdings, CyrusOne GP or the Company and any series of Preferred Stock of any Restricted Subsidiary of the Company during such period;
(3)all income tax expense, including, without limitation, state, provincial or territorial, franchise and similar taxes and foreign withholding taxes of Holdings accrued during such period;
(4)all depreciation expense;
(5)all amortization expense;
(6)amortization of deferred financing costs and the early write-off of financing costs;
(7)any expenses or charges (other than depreciation or amortization expense) related to any contemplated Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the Incurrence of Indebtedness permitted to be Incurred by this Indenture (including a refinancing thereof), whether or not successful, including all fees, expenses and charges related to any amendment or other modification of the Notes or the Credit Agreement;
(8)all fees, expenses and charges related to the proposed initial public offering of Common Stock of Holdings;
(9)all non-recurring or unusual charges, expenses, gains or losses;
(10)all other non-cash charges or expenses (other than accruals or reserves for items that will require cash payments in future periods); less
(11)all non-cash items increasing such Consolidated Net Income.
In addition, Consolidated EBITDA will exclude the impact of all currency translation gains or losses related to non-operating currency transactions (including any net loss or gain resulting from Currency Agreements).
“Consolidated Interest Expense” means, for any period, the aggregate amount of interest expense in respect of Indebtedness of Holdings, CyrusOne GP, the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and on a Pro Forma Basis, including (without duplication):
(1)all interest expense that was capitalized during such period;
(2)amortization of original issue discount and the interest portion of any deferred payment obligation;

(3)all commissions, discounts and other fees and expenses owed with respect to letters of credit and bankers’ acceptance financing;
(4)the net cash costs associated with Interest Rate Agreements and Indebtedness that is Guaranteed or secured by assets of Holdings, CyrusOne GP, the Company or any of its Restricted Subsidiaries;
(5)whether or not treated as interest expense in accordance with GAAP, all cash dividends or other distributions accrued (excluding dividends payable solely in Equity Interests (other than Disqualified Stock) of the Company or Holdings) on any series of Disqualified Stock of Holdings, CyrusOne GP or the Company and any series of Preferred Stock of any Restricted Subsidiary of the Company during such period; and
(6)all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by Holdings, the Company or any of its Restricted Subsidiaries during such period;
excluding, to the extent included in interest expense above:
(A)the amount of such interest expense of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated Net Income pursuant to clause (2) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded such calculation) as determined on a consolidated basis in accordance with GAAP;
(B)any premiums, fees and expenses (and any amortization thereof) paid in connection with the Incurrence of any Indebtedness;
(C)amortization of deferred financing fees and debt issuance costs; and
(D)any non-cash costs associated with Hedging Obligations and all after-tax gains and losses attributable to the settlement or termination of Interest Rate Agreements.
“Consolidated Net Income” means, for any period, the net income (loss) of Holdings, CyrusOne GP, the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, without any reduction in respect of dividends on Preferred Stock, but without giving effect to deductions for non-controlling or minority interests; provided that the following items will be excluded in computing Consolidated Net Income, without duplication:
(1)the net income (or loss) of any Person that is not a Restricted Subsidiary, except to the extent of the amount of cash dividends or other distributions actually paid to Holdings, CyrusOne GP, the Company or any of its Restricted Subsidiaries by such Person during such period (and, for the avoidance of doubt, the amount of such cash dividends and other distributions will be included in calculating Consolidated Net Income);
(2)the net income (or loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary, except to the extent of the amount of cash dividends or other distributions actually paid to Holdings, CyrusOne GP, the Company or any of its Restricted Subsidiaries by such Person during such period;
(3)all after-tax gains or losses attributable to Asset Sales and other asset dispositions;
(4)any after-tax effect of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations;
(5)all after-tax gains or losses attributable to the extinguishment, retirement or conversion of debt and all after-tax gains and losses attributable to the settlement or termination of Interest Rate Agreements;
(6)all after-tax extraordinary gains and extraordinary losses;
(7)all after-tax gains and losses realized as a result of the cumulative effect of a change in accounting principles;
(8)all impairment charges or asset write-offs or write-downs, including those related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;
(9)all non-cash gains and losses attributable to mark-to-market valuation of Hedging Obligations pursuant to Financial Accounting Standards Board Statement No. 133; and
(10)all non-cash charges and expenses related to stock-based compensation plans or other non-cash compensation.
“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.
“Construction in Process” means, as of any date, the aggregate amount of costs incurred for any build-outs, redevelopment, construction, or tenant improvements of a Property on or prior to the last day of the most recent fiscal quarter of Holdings for which internal financial statements are available that have been capitalized to and are reflected on the balance sheet of Holdings as of the end of such fiscal quarter.
“Corporate Trust Office of the Trustee” means the address of the Trustee specified in Section 12.02 hereof or such other address as to which the Trustee may give notice to the Company.
“Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of November 21, 2016, among CyrusOne, the lenders party thereto and Keybank National Association, as administrative agent, including any related notes, guarantees and collateral documents as the same may be amended, modified or supplemented from time to time.
“Credit Facilities” means one or more debt facilities (including the Credit Agreement), commercial paper facilities, securities purchase agreements, indentures or similar agreements, in each case, with banks or other institutional lenders or investors providing for revolving loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) letters of credit or the issuance of securities, including any related notes, guarantees, collateral documents, instruments and agreement executed in connection therewith, and, in each case, as amended, restated, replaced (whether upon or after termination or otherwise), refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, but excluding the Existing Term Loans outstanding under the Credit Agreement as of the Issue Date.
“Currency Agreement” means any agreement or arrangement designed to protect against fluctuations in currency exchange rates.
“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.
“CyrusOne GP” means CyrusOne GP, a Maryland statutory trust, and any and all successors thereto.
“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.
“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration by an officer of the Company, less the amount of cash and Temporary Cash Investments received in connection with a subsequent sale, redemption, payment or collection of, on or with respect to such Designated Non-cash Consideration.
“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.
“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.
“Designated Preferred Stock” means Preferred Stock of Holdings or the Company (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an officer’s certificate executed by the principal financial officer of Holdings or the Company, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 4.07(a)(4)(C) hereof.
“Development Property” means Property owned or acquired by Holdings, CyrusOne GP, the Company or any of its Restricted Subsidiaries for which Holdings, the Company or such Restricted Subsidiary has obtained the necessary permits (including a building permit to permit construction) and on which Holdings, the Company or any of its Restricted Subsidiaries is actively pursuing construction and for which construction is proceeding to completion without undue delay from permit delay or denial, construction delays or otherwise, all pursuant to the ordinary course of business of Holdings, the Company or such Restricted Subsidiary. Notwithstanding the foregoing, any such Property will no longer be considered to be a Development Property at the earlier of:
(1)the point at which such property’s Capitalized Value exceeds its GAAP book value; or

(2)twenty-four (24) months following substantial completion of construction of the improvements related to such development (excluding tenant improvements), and will thereafter be considered a Stabilized Property for the purposes of the calculation of Total Assets and Adjusted Total Assets. For the avoidance of doubt, an individual parcel of Property can be the site of both one or more Stabilized Properties and Development Properties as determined in the good faith judgment of the Company’s Chief Financial Officer.
“Disqualified Stock” means any class or series of Capital Stock (other than Common Units) of any Person that by its terms or otherwise is:
(1)required to be redeemed prior to the Stated Maturity of the Notes, other than in exchange for Common Units or other Equity Interests of the Company or Holdings that do not constitute Disqualified Stock;
(2)redeemable at the option of the holder of such class or series of Capital Stock, at any time prior to the Stated Maturity of the Notes, other than in exchange for Common Units or other Equity Interests of the Company or Holdings that do not constitute Disqualified Stock; or
(3)convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes;
provided that any Capital Stock that would not constitute Disqualified Stock but for (A) provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the Notes will not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions set forth in Sections 4.10 and 4.15 hereof and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company’s repurchase of the Notes as are required to be repurchased pursuant to the provisions set forth in Sections 4.10 and 4.15 hereof or (B) customary put and call arrangements between joint venture partners with respect to their common equity investments in joint ventures will not, in any such case, be treated as Disqualified Stock solely as a result of the items referred to in this proviso.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“Equity Offering” means a public or private offering of Equity Interests (other than Disqualified Stock or Designated Preferred Stock) of (1) the Company or (2) Holdings; provided that the net proceeds of any such public or private offering by Holdings are contributed by Holdings to the common equity capital of the Company.
“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Exchange Notes” has the meaning set forth in the Registration Rights Agreement.
“Exchange Offer” has the meaning set forth in the Registration Rights Agreement.

“Exchange Offer Registration Statement” has the meaning set forth in the Registration Rights Agreement.
“Excluded Subsidiary” means a non-wholly owned Restricted Subsidiary that is designated as an Excluded Subsidiary by an officer of the Company until such time as such entity ceases to be a Restricted Subsidiary of Company. The Adjusted Total Assets of any such Excluded Subsidiary as of the date of such designation, when taken together on a combined basis with the Adjusted Total Assets of all other Excluded Subsidiaries as of the date of such designation, shall not exceed an amount equal to 5% of Adjusted Total Assets. No Investment (other than Investments of the type described in clauses (5), (6), (8), (10), (11), (12), (13), (15), (16), (17), (18) or (19) of the definition of “Permitted Investments”) may be made in any such Excluded Subsidiary by the Company or a Restricted Subsidiary, if as of the date of such Investment, the Adjusted Total Assets of such Excluded Subsidiary, when taken together on a combined basis with the Adjusted Total Assets of all other Excluded Subsidiaries, would be greater than 5% of Adjusted Total Assets. Notwithstanding the foregoing, an officer of the Company may, at any time, retract the designation of any entity as an Excluded Subsidiary, in which case such entity shall immediately cease to be an Excluded Subsidiary for purposes of this Indenture; provided, however, that if at the time of any such retraction such entity would be a Restricted Subsidiary required to provide a Subsidiary Guarantee pursuant to Section 4.16, such Restricted Subsidiary shall be deemed not to be in default under such Section unless and until such Restricted Subsidiary fails to provide a Subsidiary Guarantee within ten Business Days of such retraction.
“Existing Term Loans” means the $550.0 million of term loans outstanding under the Credit Agreement as of the Issue Date.
“Fair Market Value” means the price that would be paid in an arm’s-length transaction under the applicable circumstances, as determined in good faith by the Chief Financial Officer of the Company; provided that if the value of the transaction exceeds $10.0 million, such determination will be made by the Board of Directors of the Company, whose determination will be conclusive if evidenced by a Board Resolution.
“Fitch” means Fitch Ratings, Inc. and its successors.
“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any State thereof or the District of Columbia, and any direct or indirect Subsidiary of such Foreign Subsidiary.
“Funds From Operations” means, for any period, the Consolidated Net Income of Holdings, CyrusOne GP, the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus, to the extent deducted in calculating Consolidated Net Income (without duplication):
(1)depreciation of Property (including furniture and equipment); plus
(2)amortization of Property (including below market lease amortization net of above market lease amortization); plus
(3)amortization of customer relationship intangibles and service agreements; plus
(4)amortization and early write-off of unamortized deferred financing costs; plus

(5)losses (A) attributable to the extinguishment of debt and to the settlement or termination of Hedging Obligations or (B) attributable to sales of Property; plus
(6)all other non-cash charges, expenses, gains or losses; less
(7)gains (A) attributable to the extinguishment of debt and to the settlement or termination of Hedging Obligations or (B) attributable to sales of Property.
“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including without limitation, as set forth in the Financial Accounting Standards Board’s “Accounting Standards Codification.” All ratios and computations contained or referred to in this Indenture will be computed in conformity with GAAP applied on a consistent basis.
“Global Note Legend” means the legend set forth in Section 2.06(g)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.
“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depository or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.06(b)(3), 2.06(b)(4), 2.06(d)(2) or 2.06(f) hereof.
“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:
(1)to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person; or
(2)entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part)
; provided that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantors” means Holdings, CyrusOne GP and the Subsidiary Guarantors, collectively.
“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under and Interest Rate Agreement or Currency Agreement.
“Holder” means a Person in whose name a Note is registered.
“Holdings” means CyrusOne Inc., a Maryland corporation, and any and all successors thereto.
“Immediate Family Members” means with respect to any individual, such individual's child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.
“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for the payment of, contingently or otherwise, such Indebtedness, including an “Incurrence” of Acquired Indebtedness; provided that neither the accrual of interest nor the accretion of original issue discount will be considered to be an Incurrence of Indebtedness.
“Indebtedness” means, with respect to any Person at any date of determination (without duplication):
(1)all indebtedness of such Person for borrowed money;
(2)all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
(3)the face amount of letters of credit or other similar instruments (excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (1) or (2) above or (5), (6) or (7) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement);
(4)all unconditional obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except trade payables;
(5)all Attributable Debt and Capitalized Lease Obligations;
(6)all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness will be the lesser of (A) the Fair Market Value of such asset at that date of determination and (B) the amount of such Indebtedness;
(7)all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person (excluding Permitted Non-Recourse Guarantees until such time as they become unconditional obligations of such Person or any of its Restricted Subsidiaries);
(8)to the extent not otherwise included in this definition, Hedging Obligations; and
(9)Disqualified Stock of Holdings, CyrusOne GP or the Company or any Preferred Stock of any Restricted Subsidiary of the Company;
if, and to the extent, any of the preceding items (other than items (3), (6), (7) or (8)) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP.
The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations of the type described above and, with respect to obligations under any

Guarantee, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that:
(A)the amount outstanding at any time of any Indebtedness issued with original issue discount will be deemed to be the face amount with respect to such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at the date of determination in conformity with GAAP; and
(B)Indebtedness will not include any liability for federal, state, local or other taxes.
“Indenture” means this Indenture, as amended or supplemented from time to time.
“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.
“Initial Notes” means $300.0 million in aggregate principal amount of the Notes issued under this Indenture on the date hereof.
“Initial Purchasers” means J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, LLC, Barclays Capital Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co, Jefferies LLC, KeyBanc Capital Markets Inc., Morgan Stanley & Co. LLC, Stifel, Nicolaus & Company, Incorporated, SunTrust Robinson Humphrey, Inc., TD Securities (USA) LLC, MUFG Securities Americas Inc. and Raymond James & Associates, Inc.
“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who are not also QIBs.
“Interest Coverage Ratio” means, as of any date, the ratio of (1) the Consolidated EBITDA of Holdings, CyrusOne GP, the Company and its Restricted Subsidiaries for the most recent fiscal quarter for which financial statements are available, to (2) the Consolidated Interest Expense of Holdings, CyrusOne GP, the Company and its Restricted Subsidiaries for such fiscal quarter.
“Interest Rate Agreement” means any interest rate swap agreement (whether from fixed to floating or from floating to fixed), interest rate cap agreement or interest rate collar agreement and any other agreement or arrangement designed to manage interest rates or interest rate risk.
“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including without limitation by way of Guarantee or similar arrangement, but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the consolidated balance sheet of the Company and its Restricted Subsidiaries, and residual liabilities with respect to assigned leaseholds incurred in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property (tangible or intangible) to another Person or any payment for property or services solely for the account or use of another Person, or otherwise), or any purchase or acquisition of Equity Interests, bonds, notes, debentures or other similar instruments issued by, such Person and will include:
(1)the designation of a Restricted Subsidiary as an Unrestricted Subsidiary; and

(2)the Fair Market Value of the Equity Interests (or any other Investment), held by the Company or any of its Restricted Subsidiaries of (or in) any Person that has ceased to be a Restricted Subsidiary;
provided that the Fair Market Value of the Investment remaining in any Person that has ceased to be a Restricted Subsidiary will be deemed not to exceed the aggregate amount of Investments previously made in such Person valued at the time such Investments were made, less the net reduction of such Investments. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.07 hereof:
(A)“Investment” will include the portion (proportional to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the assets (net of liabilities) of any Restricted Subsidiary at the time such Restricted Subsidiary is designated an Unrestricted Subsidiary;
(B)the Fair Market Value of the assets (net of liabilities) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary will be considered a reduction in outstanding Investments; and
(C)any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer.
“Investment Grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P, BBB— (or the equivalent) by Fitch or an equivalent rating by any other Rating Agency.
“Issue Date” means the date the Initial Notes are originally issued.
“Issuers” means collectively, the Company and the Co-Issuer.
“Land Assets” means real property owned by Holdings, CyrusOne GP, the Company or any of its Restricted Subsidiaries with respect to which the commencement of grading, construction of improvements (other than improvements that are not material and are temporary in nature) and construction of infrastructure has not yet commenced.
“Leased Rate” means, with respect to any Property at any time, the ratio, expressed as a percentage, of (a) the Net Rentable Area of such Property actually leased by tenants to (b) the aggregate Net Rentable Area of such Property.
“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.
“Letter of Transmittal” means the letter of transmittal to be prepared by the Company and sent to all Holders of the Notes for use by such Holders in connection with the Exchange Offer.
“Leverage Ratio” means, on any date, the ratio of (1) the aggregate amount of Indebtedness of Holdings, CyrusOne GP, the Company and its Restricted Subsidiaries as of such date, determined, on a consolidated basis in accordance with GAAP, to (2) the Consolidated EBITDA of Holdings, CyrusOne GP,

the Company and its Restricted Subsidiaries for the most recent fiscal quarter for which financial statements are available, multiplied by four.
“Lien” means any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind (including without limitation, any conditional sale or other title retention agreement or lease in the nature thereof).
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Net Cash Proceeds” means with respect to any Asset Sale, the proceeds received by the Company or any Restricted Subsidiary as a result of such Asset Sale in the form of cash or cash equivalents and including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, without duplication, net of: (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel, accountants and investment bankers and title and recording taxes) related to such Asset Sale; (ii) provisions for all taxes actually paid or payable, as reasonably determined by the Company (and taking into account whether any such sale qualifies for non-recognition treatment under Section 1031 of the Code), as a result of such Asset Sale by the Company and its Restricted Subsidiaries, taken as a whole, including (without duplication) taxes that would have been payable as a result of such Asset Sale by the Company and its Restricted Subsidiaries if the Company and each Restricted Subsidiary in which the Company owns less than 100% of the interests were taxable as a corporation or as a real estate investment trust, as such term is defined in the Code, for federal, state and local income tax purposes, whichever is greater, and, in each case, without taking into account any deductions, credits or other tax attributes that are not related to such Asset Sale, and at the highest rate that would be applicable to such entity at such time; (iii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale; (iv) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale; (v) any portion of the purchase price from an Asset Sale placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Sale or otherwise in connection with that Asset Sale; provided, however, that upon the termination of that escrow, Net Cash Proceeds will be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary, and (vi) amounts reserved by the Company and its Restricted Subsidiaries against any liabilities associated with such Asset Sale, including without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined on a consolidated basis in conformity with GAAP.
“Net Operating Income” means, for any Property for any period, an amount equal (but not less than zero) to the sum of:
(1)the rents, common area reimbursements, actual cost recoveries and other revenue for such Property determined in accordance with GAAP for such period received in the ordinary course of business from tenants in occupancy; minus
(2)all expenses paid or accrued and related to the lease, ownership, operation or maintenance of such Property for such period determined in accordance with GAAP, including, but not limited to, taxes, assessments and other governmental charges, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses (but excluding, for the avoidance of doubt, ground lease expense).
Net Operating Income will exclude (i) all losses and expenses to the extent covered by third-party insurance which (x) has actually been reimbursed or otherwise paid in the applicable period or (y) the Company reasonably determines will be reimbursed or paid by the applicable insurance carrier and so long as the applicable insurance carrier has been notified in writing of such loss or expense and not denied coverage therefor and, (ii) expenses relating to the relocation of customers as a result of any casualty or condemnation event or temporary shutdown, in whole or in part, of any Property.
“Net Rentable Area” means, as of any date, with respect to any Property, the net rentable square footage available for lease determined in accordance with the Rent Roll for such Property as of such date, the manner of such determination to be reasonably consistent for all Property of the same type unless otherwise determined to be necessary or appropriate in the good faith judgment of the Chief Financial Officer of the Company.
“Note Guarantee” means the full and unconditional Guarantee provided by each Guarantor in respect of the Notes as made applicable to the Notes in accordance with the provisions of Section 10.01 hereof.
“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.
“Offering Memorandum” means the final offering memorandum dated March 3, 2017 relating to the offering of the Initial Notes by the Issuers.
“Offer to Purchase” means an offer by the Issuers to purchase Notes from the Holders commenced by sending a notice to the Trustee and each Holder stating:
(1)the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis;
(2)the purchase price and the date of purchase (which will be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is sent) (“Payment Date”);
(3)that any Note not tendered will continue to accrue interest pursuant to its terms;
(4)that, unless the Issuers default in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase will cease to accrue interest on and after the Payment Date;
(5)that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;
(6)that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and
(7)that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued will be in a principal amount of $2,000 and any higher integral multiple of $1,000 thereof.
In addition, any such Offer to Purchase may be subject to satisfaction of one or more conditions precedent in accordance with Section 3.09.
On the Payment Date, the Issuers will:
(A)accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase;
(B)deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and
(C)promptly thereafter deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers’ Certificate specifying the Notes or portions thereof accepted for payment by the Issuers.
The Paying Agent will promptly mail or otherwise deliver to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee will promptly authenticate and mail or cause to be transferred by book entry to such Holders a new Note equal in principal amount to any unpurchased portion of any Note surrendered; provided that each Note purchased and each new Note issued will be in a principal amount of $2,000 and any higher integral multiple of $1,000. The Issuers will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date.
“Officer” means, with respect to any Person, the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.
“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of Section 12.05 hereof.
“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 12.05 hereof. The counsel may be an employee of or counsel to the Company, any Subsidiary of the Company or the Trustee.
“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).
“Participating Broker-Dealer” has the meaning set forth in the Registration Rights Agreement.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Company, amended and restated as of May 2, 2016, as such agreement may be further amended, restated or replaced from time to time.
“Payment Date” has the meaning set forth in the definition of “Offer to Purchase.”
“Permitted Holders” means any Person acting in the capacity of an underwriter in connection with a bona fide public or private offering of Holdings’ Capital Stock.
“Permitted Investment” means:
(1)an Investment in the Company, a Restricted Subsidiary or in a Person that will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to the Company or any of its Restricted Subsidiaries; provided that such Person’s primary business is related, ancillary, incidental or complementary to the businesses of the Company or any of its Restricted Subsidiaries on the date of such Investment;
(2)cash or Temporary Cash Investments;
(3)one or more Investments in Permitted Joint Ventures in an aggregate amount which, when taken together with all other Investments made pursuant to this clause (3), does not exceed the greater of (x) $1,030.0 million and (y) an amount equal to 20% of Adjusted Total Assets as of the date any such Investment is made (with the amount of each such Investment being measured as of the date made and without giving effect to subsequent changes in value);
(4)receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;
(5)loans or advances to employees made in the ordinary course of business of the Company or such Restricted Subsidiary;
(6)stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;
(7)an Investment in any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
(8)an Investment in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation,

performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;
(9)Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Company, or any of its direct or indirect parent companies; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under Section 4.07(a)(4)(C) hereof;
(10)Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;
(11)payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;
(12)any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof or any disposition of assets or rights not constituting an Asset Sale by reason of one or more of the exclusions contained in the definition thereof;
(13)stock, obligations or securities received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business or received in satisfaction of judgment;
(14)any Investment of the Company or any of its Restricted Subsidiaries existing on, or made pursuant to binding commitments existing on, the date of this Indenture, and any extension, modification or renewal of any such Investments, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as otherwise permitted by the Indenture, or as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities), in each case, pursuant to the terms of such Investment, or commitment, as in effect on the Issue Date;
(15)Guarantees of Indebtedness permitted to be Incurred by the Company or any of its Restricted Subsidiaries pursuant to Section 4.09 hereof;
(16)Investments in respect of Hedging Obligations;
(17)entering into Permitted Non-Recourse Guarantees (it being understood that any payments or other transfers made pursuant to such Permitted Non-Recourse Guarantees will not be permitted by this clause (17));
(18)Investments in a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Transaction or any related Indebtedness; and
(19)any Investment in any Subsidiary or joint venture in which the Company or a Restricted Subsidiary owns Equity Interests in connection with intercompany cash management arrangements or related activities in the ordinary course of business.

“Permitted Joint Venture” means a Person that is not a Subsidiary of the Company or that is an Unrestricted Subsidiary, and that, in each case, is engaged in a business related to that of the Company or any of its Restricted Subsidiaries.
“Permitted Non-Recourse Guarantees” means customary indemnities or Guarantees (including by means of separate indemnification agreements or carve-out guarantees) provided in the ordinary course of business by the Company or any of its Restricted Subsidiaries in financing transactions that are directly or indirectly secured by real property or other real property-related assets (including Equity Interests) of a joint venture or Unrestricted Subsidiary and that may be full recourse or non-recourse to the joint venture or Unrestricted Subsidiary that is the borrower in such financing, but is non-recourse to the Company or any Restricted Subsidiary of the Company except for such indemnities and limited contingent guarantees as are consistent with customary industry practice (such as environmental indemnities and recourse triggers based on violation of transfer restrictions).
“Permitted Tax Payments” means, with respect to any year, any distributions to holders of Equity Interests of the Company, or a Restricted Subsidiary in which the Company owns less than 100% of the equity interests, sufficient to provide Holdings with a distribution equal to the amount of federal, state and local income taxes, as reasonably determined by the Company, that have been actually paid or are payable by Holdings.
“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof or other entity.
“Preferred Stock” means, with respect to any Person, any and all shares, interests, participation or other equivalents (however designated, whether voting or non-voting) that have a preference on liquidation or with respect to distributions over any other class of Capital Stock, including preferred partnership interests, whether general or limited, or such Person’s preferred or preference stock, whether outstanding on the Issue Date or issued thereafter, including, without limitation, all series and classes of such preferred or preference stock.
“Private Placement Legend” means the legend set forth in Section 2.06(g)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.
“Pro Forma” or “Pro Forma Basis” means that the following adjustments have been made:
(1)if the specified Person or any of its Restricted Subsidiaries Incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Preferred Stock during the period commencing on the first day of the specified period and ending on the Transaction Date, then the Consolidated Interest Expense will be calculated giving pro forma effect (determined in good faith by the Company’s Chief Financial Officer) to such Incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of proceeds therefrom, as if the same had occurred at the beginning of such period;
(2)Asset Sales and Asset Acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or by any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries during a certain period, will be given pro forma effect (including giving pro forma effect to the application of proceeds of any Asset Sale) (determined in good faith by the Company’s Chief Financial Officer) as if they had occurred and such proceeds had been applied on the first day of such specified period;
(3)Consolidated EBITDA will be adjusted to give effect to all Pro Forma Cost Savings;
(4)the Consolidated EBITDA and Consolidated Net Income attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Transaction Date, will be excluded;
(5)the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Transaction Date, will be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Transaction Date;
(6)any Person that is a Restricted Subsidiary on the Transaction Date will be deemed to have been a Restricted Subsidiary at all times during the specified period;
(7)any Person that is not a Restricted Subsidiary on the Transaction Date will be deemed not to have been a Restricted Subsidiary at any time during the specified period; and
(8)if any Indebtedness (other than ordinary working capital borrowings) bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the calculation date had been the applicable rate for the entire specified period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Transaction Date in excess of 12 months).
“Pro Forma Cost Savings” means, with respect to any period, the reduction in net costs and expenses that:
(1)were directly attributable to an Asset Sale, Asset Acquisition, Investment, merger, consolidation or discontinued operation that occurred during the period or after the end of the period and on or prior to the calculation date and that (a) would properly be reflected in a pro forma income statement prepared in accordance with Regulation S-X under the Securities Act or (B) Holdings or the Company reasonably determines will actually be realized within 12 months of the calculation date; or
(2)were actually implemented prior to the calculation date in connection with or as a result of an Asset Sale, Asset Acquisition, Investment, merger, consolidation or discontinued operation and that are supportable and quantifiable by the underlying accounting records.
“Property” means any real property or facility (and all fixtures, improvements, appurtenances and related assets thereof and therein) owned by Holdings or any of its Restricted Subsidiaries or in which Holdings or any of its Restricted Subsidiaries holds a leasehold interest.
“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to:
(1)a Receivables Entity (in the case of a transfer by the Company or any of its Subsidiaries) and
(2)any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable. The grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries to secure Indebtedness Incurred under Credit Facilities shall not be deemed a Qualified Receivables Transaction.
“Rating Agencies” means each of Fitch, Moody’s and S&P; provided, that if Fitch, Moody’s or S&P ceases to rate the Notes for reasons outside the control of the Company, the Company may select a nationally recognized statistical rating agency to substitute for Fitch, Moody’s or S&P, as the case may be.
“Ratings Decline Period” means the period that (i) begins on the earlier of (a) the date of the first public announcement of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control or (b) the occurrence thereof and (ii) ends 60 days following consummation of such Change of Control; provided that such period shall be extended for so long as the rating of the Notes, as noted by the applicable Rating Agency, is under publicly announced consideration for downgrade by the applicable Rating Agency.
“Receivables Entity” means a Wholly Owned Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Receivables Transaction with the Company in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Entity and
(1)no portion of the Indebtedness or any other obligations (contingent or otherwise) of which
(a)    is Guaranteed by the Company or any Subsidiary of the Company (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings),
(b)    is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings or

(c)    subjects any property or asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;
(2)with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company;
(3)to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results; and
(4)that does not guarantee the Indebtedness of the Company or any of its Restricted Subsidiaries.
Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an officer’s certificate signed by the Chief Financial Officer of the Company certifying that such designation complied with the foregoing conditions.
“Registration Rights Agreement” means the Registration Rights Agreement, dated as of March 17, 2017, among the Company, the Guarantors and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBC Capital Markets, as representatives of the Initial Purchasers of the Notes, relating to the Notes, as such agreement may be amended, modified or supplemented from time to time, and, with respect to any Additional Notes, one or more registration rights agreements among the Company, the Guarantors and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by the Company to the purchasers of Additional Notes to register such Additional Notes under the Securities Act.
“Regulation S” means Regulation S promulgated under the Securities Act.
“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as appropriate.
“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.
“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A hereto bearing the Global Note Legend, the Private Placement Legend and the Regulation S Temporary Global Note Legend deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.
“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(g)(3) hereof to be placed on all Regulation S Temporary Global Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Rent Roll” means a report in respect of a Property setting forth its occupancy rates, lease rent and other information in a form reasonably acceptable to the Chief Financial Officer of the Company.
“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.
“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.
“Restricted Global Note” means a Global Note bearing the Private Placement Legend.
“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.
“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary. For avoidance of doubt, as of the date hereof, the Co-Issuer is a Restricted Subsidiary.
“Rule 144” means Rule 144 promulgated under the Securities Act.
“Rule 144A” means Rule 144A promulgated under the Securities Act.
“Rule 903” means Rule 903 promulgated under the Securities Act.
“Rule 904” means Rule 904 promulgated under the Securities Act.
“S&P” means Standard & Poor’s Ratings Group and its successors.
“Sale and Leaseback Transaction” means, with respect to any Person, an arrangement whereby such Person enters into a lease of property previously transferred by such Person to the lessor.
“SEC” means the Securities and Exchange Commission.
“Secured Indebtedness” means the portion of outstanding Indebtedness secured by a Lien upon the properties or other assets of the Company or any of its Restricted Subsidiaries. For the avoidance of doubt, Attributable Debt will be considered to be secured by the asset that is the subject of the Sale and Leaseback Transaction.
“Securities Act” means the Securities Act of 1933, as amended.
“Shelf Registration Statement” has the meaning set forth in the Registration Rights Agreement.
“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company as defined in Rule 1-02 under Regulation S-X promulgated by the SEC, as such Regulation is in effect on the date hereof.
“Stabilized Property” means a completed Property which contains improvements that are in operating condition and available for occupancy, with respect to which valid certificates of occupancy have been issued and are in full force and effect, and that has achieved a Leased Rate of at least eighty-five percent (85%) for a period of not less than thirty (30) consecutive days; provided that a Development Property on which all improvements related to the development of such Property have been substantially completed (excluding tenants improvements) for at least twenty-four (24) months or as to which its Capitalized Value exceeds its GAAP book value will constitute a Stabilized Property. For the avoidance of doubt, an individual parcel of Property can be the site of both one or more Stabilized Properties and Development Properties. Once a project becomes a Stabilized Property, it will remain a Stabilized Property as determined in the good faith judgment of the Chief Financial Officer of the Company.
“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which are customary in an accounts receivable transaction.
“Stated Maturity” means:
(1)with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable; and
(2)with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.
“Subordinated Indebtedness” of the Company means any Indebtedness of the Company that is expressly subordinated to and junior in right of payment to the Notes. “Subordinated Indebtedness” of a Guarantor means any Indebtedness of such Guarantor that is expressly subordinated to and junior in right of payment to the Note Guarantee of such Guarantor.
“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and/or one or more other Subsidiaries of such Person and the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date.
“Subsidiary Guarantee” means a Note Guarantee by each Subsidiary Guarantor for payment of the Notes by such Subsidiary Guarantor. As of the Issue Date, “Subsidiary Guarantor” means each of the Subsidiary Guarantors identified in the following sentence and thereafter any other Restricted Subsidiary of the Company (other than any Excluded Subsidiary and any Receivables Entity) that executes a Note Guarantee in compliance with Section 4.16 hereof, but in each case excluding any Persons whose Note Guarantees have been released pursuant to the terms of this Indenture. The current Subsidiary Guarantors are: CyrusOne Foreign Holdings LLC, CyrusOne LLC, CyrusOne TRS Inc., Cervalis Holdings LLC, Cervalis LLC, CyrusOne-NJ LLC and CyrusOne-NC LLC.
“Subsidiary Guarantors” has the meaning set forth in the definition “Subsidiary Guarantee”.
“Subsidiary Indebtedness” means all unsecured Indebtedness of any Restricted Subsidiary that is not a Guarantor.
“Temporary Cash Investment” means any of the following:
(1)direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof;

(2)time deposits accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, or any state thereof, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;
(3)repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;
(4)commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any state of the United States of America with a rating at the time as of which any investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P;
(5)securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or Moody’s;
(6)money market funds at least 95% of the assets of which constitute Temporary Cash Investments of the kinds described in clauses (1) through (5) of this definition; and
(7)instruments equivalent to those referred to in clauses (1) to (6) above denominated in euro or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by a Restricted Subsidiary organized in such jurisdiction.
“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date on which this Indenture is qualified under the TIA.
“Total Assets” means, as of any date, the sum (without duplication) of:
(1)the Capitalized Value of any Stabilized Property owned by Holdings, CyrusOne GP, the Company or any of its Restricted Subsidiaries as of such date or in which Holdings, CyrusOne GP, the Company or any of its Restricted Subsidiaries has a leasehold interest as of such date;
(2)the book value determined in accordance with GAAP of all Development Property and, without duplication, Construction in Process with respect to Property owned by Holdings, CyrusOne GP, the Company or any of its Restricted Subsidiaries as of such date or in which Holdings, CyrusOne GP, the Company or any of its Restricted Subsidiaries has a leasehold interest as of such date;
(3)the aggregate amount of unrestricted cash and cash equivalents owned by Holdings, CyrusOne GP, the Company or any of its Restricted Subsidiaries as of such date; and

(4)the book value determined in accordance with GAAP of all Land Assets and all property held for future development of Holdings, CyrusOne GP, the Company and its Restricted Subsidiaries as of such date, in each case, determined on a consolidated basis as of the end of the most recent fiscal quarter for which internal financial statements are available.
“Total Unencumbered Assets” means, as of any date, the Adjusted Total Assets of Holdings, CyrusOne GP, the Company and its Restricted Subsidiaries as of such date, less the value of any such assets pledged as of such date as collateral to secure any obligations with respect to Secured Indebtedness; provided, however, that to the extent Total Unencumbered Assets attributable to Restricted Subsidiaries that are not Guarantors would exceed 10% of Adjusted Total Assets, such excess shall be excluded; provided, further, that all investments by the Company and its Restricted Subsidiaries in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities will be excluded from Total Unencumbered Assets to the extent that such investments would have otherwise been included.
“Transaction Date” means, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred, with respect to any Restricted Payment, the date such Restricted Payment is to be made, and with respect to any transaction described above under Section 5.01 hereof the day on which such transaction is to be consummated.
“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to March 15, 2022; provided that if the period from the redemption date to such date is not equal to the constant maturity of a United States Treasury security for which a yield is given, the Treasury yield will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of the nearest United States Treasury securities for which such yields are given, except that if the period from the redemption date to such date is less than one year, the weekly average yield on actually traded United States securities adjusted to a constant maturity of one year will be used.
“Trustee” means Wells Fargo Bank, N.A., until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.
“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.
“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.
“Unrestricted Subsidiary” means
(1)any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and
(2)any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any of its Restricted Subsidiaries (other than Capital Stock of any Subsidiaries of such Subsidiary); provided that:
(A)any Guarantee by the Company or any of its Restricted Subsidiaries of any Indebtedness of the Subsidiary being so designated will be deemed an “Incurrence” of such Indebtedness and an “Investment” by the Company or its Restricted Subsidiary at the time of such designation;
(B)either (i) the Subsidiary to be so designated has total assets of $1,000 or less or (ii) if such Subsidiary has assets greater than $1,000, such designation would be permitted under Section 4.07 hereof;
(C)if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the Section 4.07 and Section 4.09 hereof; and
(D)at the time of such designation and after giving effect thereto, the Company and its Restricted Subsidiaries were in compliance with Section 4.12 hereof.
The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:
(A)    no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation; and
(B)    all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and will be deemed to have been Incurred) for all purposes of this Indenture.
Any such designation by the Board of Directors of the Company will be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.
“Unsecured Indebtedness” means, as of any date, that portion of outstanding Indebtedness of the Company and the Subsidiary Guarantors that is not Secured Indebtedness.
“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination. Except pursuant to Section 4.09 hereof, whenever it is necessary to determine whether the Company has complied with any covenant in this Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.
“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned Subsidiary” means a Restricted Subsidiary of the Company all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.
Section 1.02    Other Definitions.

Defined in
Term	Section
“Affiliate Transaction”	4.11(a)
“Authentication Order”	2.02
“Covenant Defeasance”	8.03
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10(c)
“Guaranteed Indebtedness”	4.16
“Legal Defeasance”	8.02
“Paying Agent”	2.03
“Permitted Debt”	4.09(d)
“Refinance”	4.09(c)(4)
“Registrar”	2.03
“Reinstatement Date”	4.17(c)
“Restricted Payments”	4.07(a)(4)
“Suspended Covenants”	4.17(a)
“Suspended Guarantees”	4.17(b)
“Suspension Period”	4.17(c)

Section 1.03    Incorporation by Reference of Trust Indenture Act.
Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.
The following TIA terms used in this Indenture have the following meanings:
“indenture securities” means the Notes;
“indenture security Holder” means a Holder of a Note;
“indenture to be qualified” means this Indenture;
“indenture trustee” or “institutional trustee” means the Trustee; and
“obligor” on the Notes and the Note Guarantees means the Company and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.
Section 1.04    Rules of Construction.
Unless the context otherwise requires:
(1)    a term has the meaning assigned to it;
(2)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
(3)    “or” is not exclusive;
(4)    “including” is not limiting;
(5)    words in the singular include the plural, and in the plural include the singular;
(6)    “will” shall be interpreted to express a command;
(7)    provisions apply to successive events and transactions; and
(8)    references to sections of or rules under the Securities Act will be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time.
ARTICLE 2
THE NOTES
Section 2.01    Form and Dating.
(a)    General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto, which is hereby incorporated and expressly made part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage (provided that any such notation legend or endorsement is in a form acceptable to the Company). Each Note will be dated the date of its authentication. The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.
(b)    Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, purchases and redemptions of such Notes. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.
(c)    Temporary Global Notes. Notes offered and sold in reliance on Regulation S will be issued initially in the form of the Regulation S Temporary Global Note, which will be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, at its New York office, as Custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Restricted Period will be terminated upon the receipt by the Trustee of:
(1)    a written certificate from the Depositary, together with copies of certificates from Euroclear and Clearstream certifying that they have received certification of non-United States beneficial ownership of 100% of the aggregate principal amount of the Regulation S Temporary Global Note (except to the extent of any beneficial owners thereof who acquired an interest therein during the Restricted Period pursuant to another exemption from registration under the Securities Act and who will take delivery of a beneficial ownership interest in a 144A Global Note bearing a Private Placement Legend, all as contemplated by Section 2.06(b) hereof); and
(2)    an Officers’ Certificate from the Company.
Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note will be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures. Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee will cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interests therein as hereinafter provided.
(3)    Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” published by Euroclear and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” published by Clearstream will be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Note that are held by Participants through Euroclear or Clearstream.
Section 2.02    Execution and Authentication.
At least one Officer must sign the Notes for the Company by manual or facsimile signature. Typographic and other minor defects in any facsimile signature shall not affect the validity or enforceability of any Note which has been authenticated and delivered by the Trustee.
If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of an authorized signatory of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.
The Trustee will, upon receipt of a written order of the Company signed by at least one Officer (an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture, including any Additional Notes. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Company pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.
The Trustee may appoint an authenticating agent acceptable to the Company to authenticate the Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent for service of notices and demands.
Section 2.03    Registrar and Paying Agent.
The Company will maintain an office or agency where the Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Company initially appoints the Trustee, and the Trustee agrees to initially act as the Registrar and Paying Agent. The Registrar will keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as the Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.
The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.
Section 2.04    Paying Agent to Hold Money in Trust.
The Company will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium on, if any, or interest or Additional Interest, if any, on, the Notes, and will notify the Trustee of any Default by the Company in making any such payment. While any such Default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) will have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee will serve as Paying Agent for the Notes.
Section 2.05    Holder Lists.
The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA §312(a). If the Trustee is not the Registrar, the Company will furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing a list, in such form and as of such date as the Trustee may reasonably require, of the names and addresses of the Holders of Notes and the Company shall otherwise comply with TIA §312(a).
Section 2.06    Transfer and Exchange.
(a)    Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Definitive Notes if:
(1)    the Company receives notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 90 days after the date of such notice from the Depositary; or
(2)    there shall have occurred and be continuing an Event of Default with respect to the Notes.
Upon the occurrence of any of the preceding events in (1) or (2) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f) hereof.
(b)    Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:
(1)    Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2)    All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:
(A)    both:
(i)    a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and
(ii)    instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or
(B)    following the occurrence of any of the events described in 2.06(a)(1) or (a)(2), both:
(i)    a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and
(ii)    instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above;
provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903 under the Securities Act.
Upon consummation of an Exchange Offer by the Company in accordance with Section 2.06(f) hereof, the requirements of this Section 2.06(b)(2)(A) shall be deemed to have been satisfied upon receipt by the Registrar of the instructions contained in the Letter of Transmittal delivered by the Holder of such beneficial interests in the Restricted Global Notes. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.
(3)    Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:
(A)    if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B)    if the transferee will take delivery in the form of a beneficial interest in the Regulation S Temporary Global Note or the Regulation S Permanent Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.
(4)    Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and:
(A)    such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a Participating Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Company;
(B)    such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement; or
(C)    such transfer is effected by a Participating Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or
(D)    the Registrar receives the following:
(i)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or
(ii)    if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
If any such transfer is effected pursuant to this clause (4) at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to this subparagraph (4).

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.
(c)    Transfer or Exchange of Beneficial Interests for Definitive Notes.
(1)    Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, subject to Section 2.06(a) and upon receipt by the Registrar of the following documentation:
(A)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;
(B)    if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;
(C)    if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;
(D)    if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;
(E)    if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;
(F)    if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or
(G)    if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.
(2)    Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Section 2.06(c) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.
(3)    Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. Subject to Section 2.06(a), a holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if:
(A)    such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of such beneficial interest, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a Participating Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Company;
(B)    such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;
(C)    such transfer is effected by a Participating Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or
(D)    the Registrar receives the following:
(i)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or
(ii)    if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
(4)    Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Unrestricted Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will not bear the Private Placement Legend.
(d)    Transfer and Exchange of Definitive Notes for Beneficial Interests.
(1)    Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:
(A)    if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;
(B)    if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;
(C)    if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;
(D)    if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;
(E)    if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;
(F)    if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G)    if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, and in the case of clause (C) above, the Regulation S Global Note.
(2)    Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:
(A)    such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a Participating Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Company;
(B)    such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;
(C)    such transfer is effected by a Participating Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or
(D)    the Registrar receives the following:
(i)    if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or
(ii)    if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee will cancel the applicable Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3)    Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Unrestricted Definitive Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.
If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (2)(B), (2)(D) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Company will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.
(e)    Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).
(1)    Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:
(A)    if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;
(B)    if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and
(C)    if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.
(2)    Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:
(A)    such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a Participating Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Company;
(B)    any such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;
(C)    any such transfer is effected by a Participating Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or
(D)    the Registrar receives the following:
(i)    if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or
(ii)    if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this subparagraph (D), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
(3)    Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.
(f)    Exchange Offer. Upon the occurrence of the Exchange Offer in accordance with the Registration Rights Agreement, the Company will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate:
(1)    one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the Restricted Global Notes accepted for exchange in the Exchange Offer by Persons that certify in the applicable Letters of Transmittal that (A) they are not Participating Broker-Dealers, (B) they are not participating in a distribution of the Exchange Notes and (C) they are not affiliates (as defined in Rule 144) of the Company; and
(2)    Unrestricted Definitive Notes in an aggregate principal amount equal to the principal amount of the Restricted Definitive Notes accepted for exchange in the Exchange Offer by Persons that certify in the applicable Letters of Transmittal that (A) they are not Participating Broker-Dealers, (B) they are not participating in a distribution of the Exchange Notes and (C) they are not affiliates (as defined in Rule 144) of the Company.

Concurrently with the issuance of such Notes, the Trustee will cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly, and the Company will execute and the Trustee will authenticate and deliver to the Persons designated by the Holders of Definitive Notes so accepted Unrestricted Definitive Notes in the appropriate principal amount.
(g)    Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.
(1)    Private Placement Legend.
(A)    Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:
“THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1) (a) INSIDE THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE l44A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (b) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (c) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY IF THE COMPANY SO REQUESTS), (2) TO THE COMPANY OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.”
(B)    Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(3), (c)(4), (d)(2), (d)(3), (e)(2), (e)(3) or (f) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(2)    Global Note Legend. Each Global Note will bear a legend in substantially the following form:
“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.
UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”
(3)    Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note will bear a legend in substantially the following form:
“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR DEFINITIVE NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).”
(h)    Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i)    General Provisions Relating to Transfers and Exchanges.
(1)    To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes (subject to Section 2.06(a)) upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.
(2)    No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 4.10, 4.15 and 9.05 hereof).
(3)    The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.
(4)    All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.
(5)    Neither the Registrar nor the Company will be required:
(A)    to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;
(B)    to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or
(C)    to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.
(6)    Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and (subject to the provisions of the Notes with respect to record dates) interest on such Note and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.
(7)    The Trustee will authenticate Global Notes and Definitive Notes (subject to Section 2.06(a)) in accordance with the provisions of Section 2.02 hereof.
(8)    All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.
Section 2.07    Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing an new Note, pay such Note. The Company may charge for its expenses in replacing a Note, including any taxes or governmental charges that may be imposed in relation thereto.
Every replacement Note is an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.
The provisions of this Section 2.07 are exclusive and shall provide (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.
Section 2.08    Outstanding Notes.
The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note. Notes held by the Company or a Subsidiary of the Company shall not be deemed to be outstanding for purposes of Section 3.07(a) hereof.
If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.
If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.
If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay the Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.
Section 2.09    Treasury Notes.
In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any Affiliate of the Company, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned will be so disregarded.
Section 2.10    Temporary Notes.
Until certificates representing the Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Company will prepare and the Trustee will authenticate Definitive Notes in exchange for temporary Notes. Until so exchanged, holders of temporary Notes will be entitled to all of the benefits of this Indenture.
Section 2.11    Cancellation.
The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy canceled Notes (subject to the record retention requirements of the Exchange Act) or, when the Notes are represented by the Global Notes, make the notation with respect to the exchanges of interests in the Notes in the Schedule of Interests in Global Notes. Certification of the destruction of all canceled Notes will be delivered to the Company upon written request. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.
Section 2.12    Defaulted Interest.
If the Company defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Company will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) will send or cause to be sent to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.
Section 2.13    Issuance of Additional Notes.
(a)    After the date hereof, the Issuers shall be entitled, subject to their compliance with the covenants contained in this Indenture, including Section 4.09, to issue Additional Notes under this Indenture, which Additional Notes shall have identical terms to the Initial Notes, other than with respect to the date of issuance and the issue price; provided that if the Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, the Additional Notes will have a separate CUSIP number. All the Notes issued under this Indenture will be treated as a single series for all purposes of this Indenture including waivers, amendments, redemptions and Offers to Purchase.
(b)    With respect to any Additional Notes, the Issuers shall set forth in a Board Resolution and an Officers’ Certificate, a copy of each which shall be delivered to the Trustee, the following information:
(1)    the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture and the provision of Section 4.09 that the Issuers are relying upon to issue such Additional Notes; and
(2)    the issue price, the issue date and the CUSIP number of such Additional Notes.

ARTICLE 3
REDEMPTION AND PREPAYMENT
Section 3.01    Notices to Trustee.
If the Company elects to redeem all or any part of the Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least 30 days (or such shorter notice as may be acceptable to the Trustee) but not more than 60 days before a redemption date, an Officers’ Certificate setting forth:
(1)    the clause of this Indenture pursuant to which the redemption shall occur;
(2)    the redemption date;
(3)    the principal amount of Notes to be redeemed; and
(4)    the redemption price.
Section 3.02    Selection of Notes to Be Redeemed or Purchased.
If less than all of the Notes are to be redeemed or purchased in an Offer to Purchase at any time, the Trustee will select Notes for redemption or purchase on a pro rata basis (or, in the case of Notes issued in global form pursuant to Article 2 hereof, pursuant to the applicable procedures of DTC) unless otherwise required by law or applicable stock exchange or depositary requirements.
In the event of a partial redemption, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase.
The Trustee will promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.
Section 3.03    Notice of Redemption.
Subject to the provisions of Section 3.07 hereof, at least 30 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail, or otherwise deliver or cause to be delivered in accordance with applicable DTC procedures, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 11 hereof.
The notice will identify the Notes to be redeemed and will state:
(1)    the redemption date;

(2)    the redemption price;
(3)    if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;
(4)    the name and address of the Paying Agent;
(5)    that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;
(6)    that upon the satisfaction of any conditions to such redemption set forth in the notice of redemption, and unless the Company defaults in making such redemption payment, interest on the Notes called for redemption ceases to accrue on and after the redemption date;
(7)    the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and
(8)    that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.
In addition, any such redemption may be subject to the satisfaction of one or more conditions precedent in accordance with Section 3.09.
At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least 45 days prior (or such shorter period of time as the Trustee may agree) to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.
Section 3.04    Effect of Notice of Redemption.
Once notice of redemption is sent in accordance with Section 3.03 hereof, the Notes called for redemption, subject to any condition included in the applicable notice of redemption, become due and payable on the redemption date at the redemption price. A notice of redemption may, at the Company’s option, be subject to the satisfaction of one or more conditions precedent as provided in Section 3.09.
Section 3.05    Deposit of Redemption or Purchase Price.
One Business Day prior to the redemption or purchase date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of, accrued interest and Additional Interest, if any, on all the Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of accrued interest and Additional Interest, if any, on all Notes to be redeemed or purchased.
If the Company complies with the provisions of the preceding paragraph, and subject to Section 3.09, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.
Section 3.06    Notes Redeemed or Purchased in Part.
Upon surrender of a Note that is redeemed or purchased in part, the Company will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.
Section 3.07    Optional Redemption.
(a)    At any time prior to March 15, 2020, the Issuers may on any one or more occasions redeem up to 40% of the aggregate principal amount of the Notes issued under this Indenture (including Additional Notes, if any), upon not less than 30 nor more than 60 days’ notice to the Holders (with a copy to the Trustee), at a redemption price equal to 105.375% of the principal amount of the Notes redeemed, plus accrued and unpaid interest and Additional Interest, if any, to the date of redemption (subject to the rights of Holders of Notes on any relevant record date occurring prior to the applicable redemption date to receive interest on the relevant interest payment date), with an amount of cash equal to the net cash proceeds of an Equity Offering; provided that:
(1)    at least 55% of the aggregate principal amount of Notes (including Additional Notes, if any) issued under this Indenture (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and
(2)    the redemption occurs within 90 days of the date of the closing of such Equity Offering.
(b)    At any time prior to March 15, 2022, the Issuers may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice to the Holders (with a copy to the Trustee), at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the date of redemption (subject to the rights of Holders on any relevant record date occurring prior to the applicable redemption date to receive interest due on any relevant interest payment date).
(c)    Except pursuant to the preceding paragraphs, the Notes will not be redeemable at the Issuers’ option prior to March 15, 2022.
(d)    On or after March 15, 2022, the Issuers may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice to the Holders (with a copy to the Trustee), at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on March 15 of the years indicated below (subject to the rights of Holders on any relevant record date occurring prior to the applicable redemption date to receive interest on the relevant interest payment date):

Year	Percentage
2022	102.688%
2023	101.792%
2024	100.896%
2025 and thereafter	100.000%

(e)    Notwithstanding the foregoing, in connection with any tender offer for the Notes (including an Offer to Purchase in connection with a Change of Control Trigger Event or pursuant to Section 4.10), if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Company, or any third party making such tender offer in lieu of the Company, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party shall have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem (with respect to the Company) or purchase (with respect to a third party) all such Notes that remain outstanding following such purchase at a price equal to the price paid to each other Holder in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest thereon, if any, to the date of redemption or purchase, as the case may be, subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date falling on or prior to the date of redemption or purchase date, as the case may be.
(f)    Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.
(g)    Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 and 3.09 hereof.
Section 3.08    Mandatory Redemption.
The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.
Section 3.09    Redemptions and Purchases May be Conditional.
Any redemption or purchase of the Notes, including pursuant to Section 3.07, Section 4.10 or Section 4.15 or in connection with another transaction (or series of related transactions) or event, including any financing, may, at the Company’s option, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of an Equity Offering, Change of Control, Asset Sale or other transaction or event, as the case may be, and notice of such redemption or purchase may be given prior to the completion or the occurrence of such Equity Offering, Change of Control, Asset Sale or other transaction or event. In addition, if such redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the date of redemption or purchase may be delayed until such time (including more than 60 days after the date the notice of redemption or purchase is sent) as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the date of redemption or purchase, or by the date of redemption or purchase as so delayed, or such notice may be rescinded at any time in the Company’s discretion if in the good faith judgment of the Company any or all of such conditions will not be satisfied. In addition, the Company may provide in such notice that payment of the redemption or purchase price and performance of its obligations with respect to such redemption or purchase may be performed by another Person. This Section 3.09 shall apply notwithstanding anything to the contrary in this Indenture.
ARTICLE 4
COVENANTS
Section 4.01    Payment of Notes.
The Issuers will pay or cause to be paid the principal of, premium on, if any, and interest and Additional Interest, if any, on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest and Additional Interest, if any, will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest, if any, then due. The Issuers will pay all Additional Interest, if any, in the same manner on the dates and in the amounts set forth in the Registration Rights Agreement.
The Issuers will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the then applicable interest rate on the Notes to the extent lawful.
Section 4.02    Maintenance of Office or Agency.
The Issuers will maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The Issuers will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers fail to maintain any such required office or agency or fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.
The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Issuers of their obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Issuers will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
The Issuers hereby designate the office of the Trustee located at 150 East 42nd Street, 40th Floor, New York, New York 10006, as one such office or agency of the Issuers in accordance with Section 2.03 hereof.
Section 4.03    Reports.
(a)    Whether or not Holdings is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Holdings must provide the Trustee and, upon written request, the Holders of Notes within fifteen (15) Business Days after filing, or in the event no such filing is required, within fifteen (15) Business Days after the end of the time periods specified in those sections with:

(1)    all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Holdings were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual financial statements only, a report thereon by Holdings’ certified independent accountants, and
(2)    all current reports that would be required to be filed with the SEC on Form 8-K if Holdings were required to file such reports.
provided that the foregoing delivery requirements will be deemed satisfied if the foregoing materials are available on the SEC’s EDGAR system or on the Company’s or Holdings’ website within the applicable time period specified above.
(b)    In addition, following the earlier of (x) the consummation of the initial public offering of Holdings or (y) the consummation of the Exchange Offer, whether or not required by the SEC, Holdings will, if the SEC will accept the filing, file a copy of all of the information and reports referred to in clauses (1) and (2) of the preceding paragraph with the SEC for public availability within the time periods specified in the SEC’s rules and regulations. If the Company had any Unrestricted Subsidiaries during the relevant period, Holdings will also provide to the Trustee and the Holders information sufficient to ascertain the financial condition and results of operations of the Company and its Restricted Subsidiaries, excluding in all respects the Unrestricted Subsidiaries.
(c)    For so long as any of the Notes remain outstanding and constitute “restricted securities” under Rule 144, Holdings will furnish to the Holders and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
(d)    Notwithstanding anything herein to the contrary, Holdings will not be deemed to have failed to comply with any provision of this reporting covenant for purposes of Section 6.01(4) hereof as a result of the late filing or provision of any required information or report until 90 days after the date any such information or report was due.
(e)    Delivery of the foregoing information, reports or certificates or any annual reports, information, documents and other reports to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuers’ compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).
Section 4.04    Compliance Certificate.
(a)    The Company and each Guarantor (to the extent that such Guarantor is so required under the TIA (to the extent this Indenture is so qualified thereunder)) shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of Holdings, the Company and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether Holdings, the Company and its Restricted Subsidiaries has kept, observed, performed and fulfilled their respective obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge Holdings, the Company and its Restricted Subsidiaries has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action Holdings, the Company or such Restricted Subsidiary is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of, premium on, if any, or interest or Additional Interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action Holdings, the Company or such Restricted Subsidiary is taking or proposes to take with respect thereto.
(b)    So long as any of the Notes are outstanding, Holdings and the Company will deliver to the Trustee, promptly after any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.
Section 4.05    [Reserved.]
Section 4.06    Stay, Extension and Usury Laws.
The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.
Section 4.07    Restricted Payments.
(a)    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:
(1)    declare or pay any dividend or make any distribution on or with respect to its Capital Stock held by Persons other than the Company or any of its Restricted Subsidiaries, other than:
(A)    dividends or distributions payable solely in Equity Interests (other than Disqualified Stock); and
(B)    pro rata dividends or distributions on Common Stock of any Restricted Subsidiary;
(2)    purchase, redeem, retire or otherwise acquire for value any Equity Interests of Holdings or the Company held by any Person other than the Company or any of its Restricted Subsidiaries;
(3)    make any voluntary or optional principal payment, redemption, repurchase, defeasance, or other acquisition or retirement for value, of Subordinated Indebtedness of the Company or any Subsidiary Guarantor (other than (A) with respect to intercompany Subordinated Indebtedness or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or financial maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4)    make an Investment, other than a Permitted Investment, in any Person (together with all such payments and any other actions set forth in clauses (1) through (3) above being collectively referred to as “Restricted Payments”), if, at the time of, and after giving effect to, the proposed Restricted Payment:

i.	a Default or Event of Default has occurred and is continuing;

ii.	the Company could not Incur at least $1.00 of Indebtedness in compliance with Section 4.09(a) hereof; or

iii.
the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be the Fair Market Value thereof as determined in good faith by the Board of Directors of the Company, whose determination will be conclusive and evidenced by a Board Resolution) made on or after the Issue Date would exceed the sum of:

(i)    95% of the aggregate amount of Funds From Operations (or, if Funds From Operations is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) from October 1, 2012 and ending on the last day of the most recent fiscal quarter preceding the Transaction Date for which internal financial statements are available, plus
(ii)    100% of the aggregate net cash proceeds and the Fair Market Value of other property received by the Company after the Issue Date from (a) the issue or sale of Equity Interests of the Company (other than Disqualified Stock and Designated Preferred Stock), (b) a contribution to the common equity capital of the Company or (c) the issue or sale of convertible Indebtedness of the Company (or Holdings, to the extent the net cash proceeds or other property received therefrom are contributed to the common equity capital of the Company) upon the conversion of such Indebtedness into Equity Interests (other than Disqualified Stock and Designated Preferred Stock) of the Company or Holdings, as applicable; plus
(iii)    an amount equal to the net reduction in Investments since the Issue Date (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any of its Restricted Subsidiaries or from the net cash proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds have already been included in the calculation of Funds From Operations) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investments”) not to exceed, in each case, the amount of Investments previously made by the Company and its Restricted Subsidiaries in such Person).
Notwithstanding the foregoing, the Company and any of its Restricted Subsidiaries may declare or pay any dividend or make any distribution to their equity holders to fund a dividend or distribution by Holdings (and make any corresponding distributions to the Company’s partners other than Holdings), so long as (A) Holdings believes in good faith that Holdings qualifies as a real estate investment trust under the Code and the declaration or payment of such dividend, in each case, by Holdings, or the making of such distribution is necessary either to maintain Holdings’ status as a real estate investment trust under the Code for any calendar year or to enable Holdings to avoid payment of any tax for any calendar year that could be avoided by reason of a distribution by Holdings to its shareholders, with such distribution by Holdings to be made as and when determined by Holdings, whether during or after the end of, the relevant calendar year, and (B) no Default or Event of Default shall have occurred and be continuing.
(b)    The provisions of Section 4.07(a) hereof will not prohibit:
(1)    the payment of any dividend, distribution or redemption of any Equity Interests or Subordinated Indebtedness within 60 days after the date of declaration thereof or call for redemption if, at such date of declaration or call for redemption, such payment or redemption was permitted by the provisions of Section 4.07(a) (the declaration of such payment will be deemed a Restricted Payment under Section 4.07(a) as of the date of declaration and the payment itself will be deemed to have been paid on such date of declaration and will not also be deemed a Restricted Payment under Section 4.07(a)); provided, however, that any Restricted Payment made in reliance on this clause (1) shall reduce the amount available for Restricted Payments pursuant to clause (4)(C) of Section 4.07(a) only once;
(2)    the redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Company or any Subsidiary Guarantor including premium, if any, and accrued and unpaid interest and related transaction expenses, with the proceeds of, or in exchange for, other Subordinated Indebtedness Incurred under Section 4.09(c)(4);
(3)    the making of any Restricted Payment in exchange for, or out of the proceeds of a substantially concurrent issuance of, Equity Interests of the Company (other than Disqualified Stock and Designated Preferred Stock) or out of the proceeds of a substantially concurrent contribution to the common equity capital of the Company from its shareholders;
(4)    the redemption of Common Units for Equity Interests of Holdings pursuant to the terms of the Partnership Agreement;
(5)    payments and distributions to dissenting holders of Common Units and stockholders of Holdings or any other direct or indirect parent company of the Company (or the payment of dividends or distributions to Holdings (or any other direct or indirect parent company of the Company) to provide Holdings (or such parent company) with the cash necessary to make such payments and distributions) pursuant to applicable law pursuant to or in connection with a consolidation, merger or transfer of assets that complies with Section 5.01 hereof;
(6)    the payment of cash (A) in lieu of the issuance of fractional shares of Capital Stock upon conversion, exercise, redemption or exchange of securities convertible into or exchangeable for Capital Stock of the Company or Holdings or any other direct or indirect parent company of the Company (or the payment of dividends or distributions to Holdings (or any other direct or indirect parent company of the Company) to provide Holdings (or any such parent company) with the cash necessary to make such payments) and (B) in lieu of the issuance of whole shares of Capital Stock upon conversion, exercise, redemption or exchange of securities convertible into or exchangeable for Capital Stock of the Company or Holdings, or any other direct or indirect parent company of the Company (or the payment of dividends or distributions to Holdings (or any other direct or indirect parent company of the Company) to provide Holdings (or any such parent company) with the cash necessary to make such payments;

(7)    the acquisition or re-acquisition, whether by forfeiture or in connection with satisfying applicable payroll or withholding tax obligations, of Equity Interests of the Company or Holdings in connection with the administration of their equity compensation programs in the ordinary course of business;
(8)    the redemption, repurchase or other acquisition or retirement of any Equity Interests of the Company or Holdings or any other direct or indirect parent company of the Company (or the payment of dividends or distributions to Holdings (or any other direct or indirect parent company of the Company) to provide Holdings (or any such parent company) with the cash necessary to make such redemptions, repurchases, acquisitions or retirements) from any director, officer, employee manager or consultant of the Company, Holdings (or any other direct or indirect parent company of the Company) or any Restricted Subsidiary of the Company, or from such person’s estate, in an aggregate amount under this clause (8) not to exceed $5.0 million in any fiscal year; provided that any amount not so used in any given fiscal year may be carried forward and used in the next succeeding fiscal year; and provided further that such amount in any fiscal year may be increased by an amount not to exceed (a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company or Holdings (or any other direct or indirect parent company of the Company) to any future, present or former directors, officers, employees, managers or consultants of the Company or any of its Restricted Subsidiaries that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (4)(C) of Section 4.07(a) hereof; plus (b) the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date; less (c) the amount of any Restricted Payments previously made with the cash proceeds described in (a) or (b) of this clause (8);
(9)    the declaration or payment of any cash dividend or other cash distribution in respect of Equity Interests of Holdings or any other direct or indirect parent company of the Company, the Company or any of its Restricted Subsidiaries constituting Preferred Stock (or the payment of dividends or distributions to Holdings (or any other direct or indirect parent company of the Company) to provide Holdings (or any such parent company) with the cash necessary to make such payments or distributions), so long as the Interest Coverage Ratio contemplated by Section 4.09(a) would be greater than or equal to 2.0 to 1.0 after giving effect to such payment; provided that at the time of payment of such dividend or distribution no Default or Event of Default shall have occurred and be continuing (or would result therefrom);
(10)    the repayment, defeasance, redemption, repurchase or other acquisition of Subordinated Indebtedness or Disqualified Stock of the Company (A) in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to any Subsidiary) of, Disqualified Stock of the Company, or (B) pursuant to a required Offer to Purchase arising from a Change of Control Trigger Event or Asset Sale, as the case may be; provided that such repayment, repurchase, redemption, acquisition or retirement occurs after all Notes tendered by Holders in connection with a related Offer to Purchase have been repurchased, redeemed or acquired for value in accordance with the applicable provisions of this Indenture;
(11)    Permitted Tax Payments;
(12)    the declaration and payment of dividends or distributions by the Company to, or the making of loans to, Holdings (or any other direct or indirect parent company of the Company) in amounts required for Holdings (or any other direct or indirect parent company of the Company)

to pay, in each case without duplication, (a) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence; (b) customary salary, bonus and other benefits payable to officers, directors and employees of Holdings (or any other direct or indirect parent company of the Company) to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries, including the Company’s proportionate share of such amounts relating to Holdings (or such other direct or indirect parent company) being a public company; (c) general corporate operating and overhead costs and expenses of Holdings (or any other direct or indirect parent company of the Company) to the extent such costs and expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries, including the Company’s proportionate share of such amounts relating to Holdings (or other direct or indirect parent company) being a public company; and (d) fees and expenses other than to Affiliates of the Company related to any successful or unsuccessful financing transaction or equity offering;
(13)    the declaration and payments of dividends on Disqualified Stock; provided that at the time of payment of such dividend, no Default or Event of Default shall have occurred and be continuing (or would result therefrom);
(14)    payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under Section 4.09(c)(2); provided that no Default or Event of Default shall have occurred and be continuing (or would result therefrom);
(15)    the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Company after the Issue Date; provided that the amount of dividends paid pursuant to this clause (15) shall not exceed the aggregate amount of cash actually received by the Company from the sale of such Designated Preferred Stock; provided that, at the time of payment of such dividend, no Default or Event of Default shall have occurred and be continuing (or would result therefrom);
(16)    payments made or expected to be made by the Company or any Restricted Subsidiary in respect of withholding or similar taxes payable by any future, present, or former employee, director, officer, manager or consultant (or their Immediate Family Members) of the Company or any of its Restricted Subsidiaries and any repurchases of Equity Interests deemed to occur upon exercise of stock options, warrants or similar rights if such Equity Interests represent a portion of the exercise price of such options, warrants or similar rights or required withholding or similar taxes, in an aggregate amount under this clause (16) not to exceed $5.0 million in any fiscal year;
(17)    the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, any Unrestricted Subsidiary (other than the Unrestricted Subsidiaries the primary assets of which are cash or cash equivalents); and
(18)    other Restricted Payments in an aggregate amount not to exceed the greater of (i) $100.0 million and (ii) an amount equal to 2% of Adjusted Total Assets as of any Transaction Date.
Each Restricted Payment permitted pursuant to this Section 4.07(b) (other than the Restricted Payments referred to in clauses (2), (3), (4), (5), (6), (7), (9), (10), (11), (12), (13), (14), (15), (16), (17) and (18) of this Section 4.07(b)) will be included in calculating whether the conditions of Section 4.07(a)(4)(C) have been met with respect to any subsequent Restricted Payments and any net cash proceeds utilized to effect a Restricted Payment pursuant to Section 4.07(b)(3) will be excluded.

For purposes of determining compliance with this Section 4.07, in the event that a Restricted Payment or Investment (or a portion thereof) meets the criteria of one or more of clauses (1) through (18) above or the definition of “Permitted Investments”, or is entitled to be made pursuant to Section 4.07(a) hereof, the Company, in its sole discretion, will classify, and may later reclassify (based on circumstances existing on the date of such reclassification), such Restricted Payment or Investment (or portion thereof) between one or more of such clauses (1) through (18), such clauses of the definition of “Permitted Investments” and/or Section 4.07(a) hereof in a manner that complies with this Section 4.07.
Section 4.08     Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.
(a)    The Company will not, and will not permit any of its Restricted Subsidiaries to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:
(1)    pay dividends or make any other distributions permitted by applicable law on any Equity Interests of such Restricted Subsidiary owned by the Company or any of its Restricted Subsidiaries;
(2)    pay any Indebtedness owed to the Company or any other Restricted Subsidiary;
(3)    make loans or advances to the Company or any other Restricted Subsidiary; or
(4)    transfer its property or assets to the Company or any other Restricted Subsidiary.
(b)    The restrictions in Section 4.08(a) hereof will not apply to encumbrances or restrictions:
(1)    in this Indenture and any other agreement, including the Credit Agreement, as the same are in effect on the Issue Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect, taken as a whole, to the holders than those encumbrances or restrictions that are being extended, refinanced, renewed or replaced;
(2)    imposed under any applicable documents or instruments pertaining to any current or future Secured Indebtedness permitted under this Indenture (and relating solely to assets constituting collateral thereunder or cash proceeds from or generated by such assets);
(3)    existing under or by reason of applicable law, this Indenture, the Notes and the Note Guarantees;
(4)    on cash, cash equivalents, Temporary Cash Investments or other deposits or net worth imposed under contracts entered into the ordinary course of business, including such restrictions imposed by customers or insurance, surety or bonding companies;
(5)    with respect to a Foreign Subsidiary entered into the ordinary course of business or pursuant to the terms of Indebtedness of a Foreign Subsidiary that was Incurred by such Foreign Subsidiary in compliance with the terms of this Indenture;
(6)    contained in any license, permit or other accreditation with a regulatory authority entered into the ordinary course of business;

(7)    contained in agreements or instruments which prohibit the payment or making of dividends or other distributions other than on a pro rata basis;
(8)    existing with respect to any Person or the property or assets of any Person acquired by the Company or any of its Restricted Subsidiaries, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of the Person other than the Person or the property or assets of the Person so acquired;
(9)    in the case of clause (4) of Section 4.08(a):
(A)    that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;
(B)    existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by this Indenture;
(C)    existing under or by reason of Capitalized Leases or purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property; or
(D)    arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company and its Restricted Subsidiaries taken as a whole;
(10)    with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary (including a restriction on distributions by that Restricted Subsidiary pending its sale or other disposition);
(11)    contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if:
(A)    the encumbrance or restriction is not materially more disadvantageous to the Holders of Notes than is customary in comparable financings (as determined by the Company, and
(B)    the Company determines that any such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the Notes;
(12)    existing under or by reason of restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
(13)    customary provisions contained in joint venture agreements and customary provisions in leases, in each case entered into in the ordinary course of business;

(14)    any encumbrance or restriction existing under or by reason of Indebtedness or other contractual requirements of a Receivables Entity in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Entity;
(15)    customary restrictions in asset or Capital Stock sale agreements or joint venture or other similar agreements limiting transfer of such assets or Capital Stock pending the closing of such sale or subject to the joint venture; or
(16)    in connection with and pursuant to permitted extensions, refinancings, renewals or replacements of restrictions imposed pursuant to clauses (1) through (15) of this paragraph; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect, taken as a whole, to the holders than those encumbrances or restrictions that are being extended, refinanced, renewed or replaced.
Nothing contained in this Section 4.08 will prevent the Company or any of its Restricted Subsidiaries from restricting the sale or other disposition of property or assets of the Company or its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.
Section 4.09    Incurrence of Indebtedness.
(a)    The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness if, immediately after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio of the Company and its Restricted Subsidiaries on a consolidated basis would be less than 2.0 to 1.0.
(b)    The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Subsidiary Indebtedness or any Secured Indebtedness if, immediately after giving effect to the Incurrence of such Subsidiary Indebtedness or Secured Indebtedness and the receipt and application of the proceeds therefrom, the aggregate principal amount of all outstanding Subsidiary Indebtedness and Secured Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis would be greater than 45% of Adjusted Total Assets as of any date of Incurrence.
(c)    Notwithstanding paragraphs (a) and (b) above, the Company or any of its Restricted Subsidiaries may Incur each and all of the following (“Permitted Debt”):
(1)    Indebtedness of the Company or any of the Subsidiary Guarantors outstanding under the Credit Facilities and the issuance or creation of letters of credit and bankers’ acceptances thereunder or in connection therewith (with letters of credit and bankers acceptances being deemed to have a principal amount equal to the face amount thereof), in an aggregate principal amount at any one time outstanding not to exceed $750.0 million;
(2)    Indebtedness owed to:
(A)    The Company or a Guarantor evidenced by an unsubordinated promissory note; or
(B)    any other Restricted Subsidiary; provided that if the Company or any Guarantor is an obligor, the Indebtedness is subordinated in right of payment to the Notes, in the case of the Company or the Co-Issuer., or the Note Guarantee, in the case of a Guarantor; provided that any event which results in any such Restricted Subsidiary ceasing to be a

Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or any other Restricted Subsidiary) will be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (2)(B);
(3)    Indebtedness outstanding as of the Issue Date (other than Indebtedness outstanding under Section 4.09(c)(1)), including without limitation, the Existing Term Loans outstanding under the Credit Agreement on the Issue Date and the Notes and the 2024 Notes;
(4)    Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, discharge or refund other outstanding Indebtedness (any such action, to “Refinance”) (other than Indebtedness Incurred under clauses (1), (2), (5), (9), (10), (11) and (12) of this Section 4.09(c)) and any refinancings thereof, in an amount not to exceed the amount so Refinanced (plus premiums (including any tender premiums), accrued interest, fees and expenses (including any underwriting discounts)); provided that Indebtedness, the proceeds of which are used to Refinance Subordinated Indebtedness, will be permitted under this clause (4) only if:
(A)    such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be Refinanced is subordinated to the Notes; and
(B)    such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Subordinated Indebtedness to be Refinanced, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Subordinated Indebtedness to be Refinanced; and
provided, further, that in no event may Indebtedness of an Issuer or a Subsidiary Guarantor that ranks equally with or subordinated in right of payment to the Notes or such Subsidiary Guarantor’s Note Guarantee, as applicable, be Refinanced by means of any Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor pursuant to this clause (4);
(5)    Indebtedness:
(A)    constituting reimbursement obligations with respect to letters of credit in respect of workers’ compensation claims, unemployment or other insurance or self-insurance obligations, performance or surety bonds or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, self-insurance obligations, performance or surety bonds or completion guarantees; provided, however, that upon the drawing of such letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or Incurrence;
(B)    arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within 30 days of its Incurrence;
(C)    under Hedging Obligations Incurred in the ordinary course of business; and

(D)    arising from agreements providing for indemnification, adjustment of purchase price or similar obligations Incurred in connection with the disposition of any business, assets or Restricted Subsidiary;
(6)    Attributable Debt, Capitalized Lease Obligations, synthetic lease obligations, mortgage financings or purchase money obligations Incurred after the Issue Date in an aggregate principal amount at any one time outstanding, including Indebtedness Incurred to Refinance Indebtedness Incurred pursuant to this clause (6), not to exceed the greater of (i) $380.0 million and (ii) an amount equal to 7.5% of Adjusted Total Assets as of any date of Incurrence;
(7)    Indebtedness of the Company, to the extent the net proceeds therefrom are promptly:
(A)    used to purchase Notes tendered in an Offer to Purchase made as a result of a Change of Control Trigger Event or in connection with Section 4.10; or
(B)    deposited to defease or satisfy and discharge Notes as set forth in Article 8 and Article 11 hereof;
(8)    Note Guarantees and 2024 Note Guarantees, and Guarantees of other Indebtedness of the Company or any Guarantor by any of its Restricted Subsidiaries; provided that such Indebtedness was permitted to be Incurred pursuant to another clause of this Section 4.09;
(9)    Indebtedness Incurred by a Receivables Entity in a Qualified Receivables Transaction that is not recourse to the Company or any other Restricted Subsidiary of the Company (except for Standard Securitization Undertakings);
(10)    Indebtedness of Foreign Subsidiaries in an aggregate principal amount at any one time outstanding not to exceed the greater of (i) $250.0 million and (ii) an amount equal to 5% of Adjusted Total Assets as of any date of Incurrence;
(11)    Indebtedness of the Company or any of its Restricted Subsidiaries consisting of financing of insurance premiums Incurred in the ordinary course of business;
(12)    customer deposits and advance payments received in the ordinary course of business from customers in the ordinary course of business;
(13)    additional Indebtedness, Incurred after the Issue Date, of the Company and its Restricted Subsidiaries in an aggregate principal amount at any one time outstanding, including all Indebtedness Incurred to Refinance Indebtedness Incurred pursuant to this clause (13), not to exceed the greater of (i) $400.0 million and (ii) an amount equal to 10.0% of Adjusted Total Assets as of any date of Incurrence;
(14)    Indebtedness consisting of cash management services Incurred in the ordinary course of business, including in respect of credit card obligations, overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearinghouse transfers of funds;
(15)    Indebtedness Incurred by the Company or a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case Incurred or undertaken in the ordinary course of business on arms’ length commercial terms; and
(16)    Indebtedness of the Company or any of its Restricted Subsidiaries consisting of take-or-pay obligations contained in supply arrangements, in each case Incurred in the ordinary course of business.
(d)    For purposes of determining compliance with any U.S. dollar restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement.
(e)    For purposes of determining any particular amount of Indebtedness under this Section 4.09, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount will not be included.
(f)    For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, may classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses; provided that the Company may divide and classify an item of Indebtedness in one or more of the types of Indebtedness and may later reclassify all or a portion of such item of Indebtedness, in any manner that complies within this Section 4.09. Indebtedness under the Credit Agreement (other than the Existing Term Loans outstanding under the Credit Agreement on the Issue Date) outstanding on the Issue Date will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (c)(1) of this Section 4.09. Indebtedness under the Existing Term Loans outstanding on the Issue Date will initially be deemed to have been Incurred on such date in reliance on the exception provided by clause (c)(3) of this Section 4.09.
(g)    The amount of any Indebtedness outstanding as of any date will be:
(1)    the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;
(2)    the principal amount of the Indebtedness, in the case of any other Indebtedness; and
(3)    in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:
(A)    the Fair Market Value of such assets at the date of determination; and
(B)    the amount of the Indebtedness of the other Person.
Section 4.10    Asset Sales.
(a)    The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)    the consideration received by the Company or such Restricted Subsidiary is at least equal to the Fair Market Value of the assets sold or disposed of, and
(2)    at least 75% of the consideration received by the Company or such Restricted Subsidiary consists of cash or Temporary Cash Investments; provided that with respect to the sale of one or more Properties, up to 75% of the consideration may consist of Indebtedness of the purchaser of such Properties so long as such Indebtedness is secured by a first priority Lien on the Properties sold; provided, further, that for purposes of this clause (2), the amount of the following will be deemed to be cash:
(A)    any liabilities of the Company or any such Restricted Subsidiaries (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets;
(B)    any securities or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 90 days of the consummation of such Asset Sale); and
(C)    any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of (i) $50.0 million and (ii) an amount equal to 1% of Adjusted Total Assets, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.
(b)    Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Company will or will cause such Net Cash Proceeds (or an amount equal to the amount of such Net Cash Proceeds) to be applied to:
(1)    permanently reduce Secured Indebtedness of the Company or any Subsidiary Guarantor or Indebtedness of any other Restricted Subsidiary that is not a Guarantor, in each case owing to a Person other than Holdings, the Company or any of its Restricted Subsidiaries; or
(2)    make a capital expenditure or invest in property or assets (other than current assets) of a nature or type or that are used in the business of the Company or any of its Restricted Subsidiaries existing on the date of such capital expenditure or investment (or enter into a definitive agreement committing to make such capital expenditure or so invest within 12 months after the receipt of such Net Cash Proceeds).
Pending the application of any such Net Cash Proceeds as described above, the Company may invest such Net Cash Proceeds in any manner that is not prohibited by this Indenture.
(c)    The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 365-day period as set forth in the preceding sentence and not applied as so required by the end of such period will constitute “Excess Proceeds.” If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not previously subject to an Offer to Purchase pursuant to this Section 4.10 totals more than $25.0 million, the Issuers must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders of the Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Section 4.10 with respect to offers to purchase or redeem with the proceeds of sales of assets, on a pro rata basis, an aggregate principal amount of Notes and such other pari passu Indebtedness equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Notes and such other pari passu Indebtedness plus, in each case, accrued interest and Additional Interest, if any, to the Payment Date; provided, however, that any such Offer to Purchase may be subject to the satisfaction of one or more conditions precedent in accordance with Section 3.09. If the aggregate principal amount of Notes and other pari passu Indebtedness with the Notes tendered into such Offer to Purchase exceeds the amount of Excess Proceeds, then the Notes and such other pari passu Indebtedness will be purchased on a pro rata basis based on the principal amount of the Notes and such other pari passu Indebtedness tendered. Upon completion of each Offer to Purchase, any remaining Excess Proceeds subject to such Offer to Purchase will no longer be deemed to be Excess Proceeds and may be applied to any other purpose not prohibited hereunder.
(d)    The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Offer to Purchase in connection with an Asset Sale. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.10, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under this Section 4.10 by virtue of such compliance.
Section 4.11    Transactions with Affiliates.
(a)    The Company will not, and will not permit any of its Restricted Subsidiaries to enter into, renew or extend any transaction (including, without limitations, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any Affiliate of the Company or any of its Restricted Subsidiaries (each, an “Affiliate Transaction”), except upon terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not such an Affiliate.
(b)    The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a) hereof:
(1)    transactions (A) approved by a majority of the disinterested members of the Board of Directors of the Company or (B) for which the Company or any Restricted Subsidiary delivers to the Trustee a written opinion of an independent qualified real estate appraisal firm or a nationally recognized investment banking, accounting or appraisal firm, stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view;
(2)    any transaction solely among Holdings, CyrusOne GP, the Company and any of its Restricted Subsidiaries or solely among Restricted Subsidiaries of the Company;
(3)    any payments or other transactions pursuant to any tax-sharing agreement between the Company and Holdings;
(4)    any Restricted Payments not prohibited by Section 4.07 hereof and Permitted Investments;
(5)    transactions pursuant to the Partnership Agreement or any other agreements or arrangements in effect on the Issue Date or any amendment, modification, or supplement thereto or replacement thereof, as long as, in the reasonable determination of the Board of Directors or the chief financial officer of the Company, such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not materially less favorable to the Company and the Restricted Subsidiaries than the original agreement or arrangement in existence on the Issue Date;
(6)    director’s fees and any employment, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by the Company or any of its Restricted Subsidiaries with officers, directors and employees of Holdings, CyrusOne GP, the Company or its Restricted Subsidiaries that are Affiliates of the Company or its Restricted Subsidiaries and the payment of compensation and the issuance of securities to such officers, directors and employees (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), or loans and advances to any officer, director or employee, so long as such agreements have been approved by the Board of Directors of the Company;
(7)    commission, payroll, travel and similar advances or loans (including payment or cancellation thereof) to officers and employees of Holdings, CyrusOne GP, the Company or any of its Restricted Subsidiaries;
(8)    sales of Equity Interests (other than Disqualified Stock) of the Company to Affiliates;
(9)    any transaction with any Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction;
(10)    any transaction with a joint venture, partnership, limited liability company or other entity that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in such joint venture, partnership, limited liability company or other entity; or
(11)    any transaction effected as part of a Qualified Receivables Transaction.
Notwithstanding the foregoing, any transaction or series of related transactions covered by Section 4.11(a) and not covered by (2) through (11) of this Section 4.11(b), the aggregate amount of which exceeds $10.0 million in value must be approved or determined to be fair in the manner provided for in clause (1)(A) or (B) above.
Section 4.12    Maintenance of Total Unencumbered Assets.
The Company and its Restricted Subsidiaries will maintain at all times Total Unencumbered Assets of not less than 150% of the aggregate principal amount of all outstanding Unsecured Indebtedness.
Section 4.13    Sale and Leaseback Transactions.
The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction with respect to any property or asset unless:
(a)    The Company or the Restricted Subsidiary, as applicable, would be entitled to Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to Section 4.09 hereof, in which case, such Attributable Debt will be deemed to have been Incurred pursuant to such Section; and

(b)    The Company or any of its Restricted Subsidiaries, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount at least equal to the amount of the Net Cash Proceeds received in such Sale and Leaseback Transaction in accordance with Section 4.10 hereof.
Section 4.14    Corporate Existence.
Subject to Article 5 hereof, each of Holdings and the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect:
(1)    its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of Holdings, the Company or any such Restricted Subsidiary (it being understood that legal name changes may be made upon the reasonable discretion of Holdings or the Company); and
(2)    the rights (charter and statutory) and licenses of Holdings, the Company and its Restricted Subsidiaries; provided, however, that Holdings and the Company shall not be required to preserve any such right or license, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if the loss thereof would not reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole.
Section 4.15    Offer to Repurchase Upon Change of Control Trigger Event.
(a)    Unless the Issuers have previously or concurrently sent a redemption notice with respect to all existing Notes as set forth in Section 3.07 hereof and all conditions precedent applicable to such redemption notice have been satisfied, the Issuers must commence, within 30 days of the occurrence of a Change of Control Trigger Event, an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount of the Notes, plus accrued interest and Additional Interest, if any, to the Payment Date.
(b)    The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change in Control Trigger Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.15, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under this Section 4.15 by virtue of such compliance.
(c)    Notwithstanding anything to the contrary in this Section 4.15, the Issuers will not be required to make an Offer to Purchase upon a Change of Control Trigger Event if a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture and purchases all Notes validly tendered and not withdrawn under such Offer to Purchase.
(d)    Notwithstanding anything to the contrary contained herein, an Offer to Purchase may be made in advance of a Change of Control Trigger Event and subject to the satisfaction of one or more conditions precedent in accordance with Section 3.09.
(e)    If the terms of any Credit Facilities prohibit the Issuers from making an Offer to Purchase or from purchasing the Notes pursuant thereto, prior to the sending of the notice to Holders, but in any event within 30 days following any Change of Control Trigger Event, the Company covenants to:

(1)    repay in full all Indebtedness outstanding under such Credit Facilities or offer to repay in full all such Indebtedness and repay the Indebtedness of each lender who has accepted such offer; or
(2)    obtain the requisite consent under such Credit Facilities to permit the purchase of the Notes as described above.
The Issuers must first comply with this Section 4.15(e) before they will be required to purchase Notes in the event of a Change of Control Trigger Event; provided, however, that the Issuers’ failure to comply with this Section 4.15(e) or to make an Offer to Purchase because of any such failure shall constitute a default described in Section 6.01(4) (and not under 6.01(3)).
(f)    Notwithstanding anything to the contrary in this Indenture, the Issuers’ obligation to make an Offer to Purchase as a result of a Change of Control Trigger Event under this Section 4.15 may be waived or modified with the written consent of a majority in the principal amount of the then outstanding Notes.
Section 4.16    Limitation on Issuances of Guarantees by Restricted Subsidiaries
The Company will not permit any of its Restricted Subsidiaries (other than Excluded Subsidiaries and Receivables Entities) to Guarantee, directly or indirectly, any Indebtedness of Holdings, the Company or any Subsidiary Guarantor (“Guaranteed Indebtedness”), unless, if such Restricted Subsidiary is not already a Subsidiary Guarantor, such Restricted Subsidiary executes and delivers a supplemental indenture to this Indenture substantially in the form of Exhibit E hereto providing for a Subsidiary Guarantee by such Restricted Subsidiary within ten Business Days; provided that this Section 4.16 will not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.
If the Guaranteed Indebtedness:
(1)    ranks equally in right of payment with the Notes or a Note Guarantee, then the Guarantee of such Guaranteed Indebtedness will rank equally with, or subordinate to, the Note Guarantee; or
(2)    is subordinated in right of payment to the Notes or a Note Guarantee, then the Guarantee of such Guaranteed Indebtedness will be subordinated in right of payment to the Note Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated in right of payment to the Notes or such Note Guarantee.
Section 4.17    Suspension of Covenants.
(a)    For so long as (i) the Notes are rated Investment Grade by at least two Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing under this Indenture, the Company and its Restricted Subsidiaries will not be subject Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.13, 4.16 and clause (3) of Section 5.01 (collectively, the “Suspended Covenants”):
(b)    Additionally, during such time as the above referenced covenants are suspended, (i) the Note Guarantees of the Subsidiary Guarantors will also be suspended (the “Suspended Guarantees”) and (ii) the Company will not be permitted to designate any Restricted Subsidiary as an Unrestricted Subsidiary unless the Company would have been permitted to designate such Subsidiary as an Unrestricted Subsidiary if the Suspended Covenants had been in effect for such period.

(c)    If at any time the Notes’ credit rating is downgraded below an Investment Grade rating by any of the Rating Agencies such that the Notes do not have an Investment Grade rating by at least two of the Rating Agencies, then the Suspended Covenants and the Suspended Guarantees will thereafter be reinstated as if such covenants and guarantees had never been suspended (the “Reinstatement Date”) and will be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until the Notes subsequently attain an Investment Grade rating from at least two of the Rating Agencies (in which event the Suspended Covenants and the Suspended Guarantees will no longer be in effect for such time that the Notes maintain an Investment Grade rating with at least two of the Rating Agencies); provided, however, that no Default, Event of Default or breach of any kind will be deemed to exist under this Indenture, the Notes or the Note Guarantees with respect to the Suspended Covenants or the Suspended Guarantees based on any actions taken or events occurring during the Suspension Period referred to below, or any actions taken at any time pursuant to any contractual obligation arising prior to the Reinstatement Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants or the Suspended Guarantees remained in effect during such period. The period of time between (i) the date of suspension of the Suspended Covenants and the Suspended Guarantees and (ii) the Reinstatement Date, if any, is referred to as the “Suspension Period.”
(d)    On the Reinstatement Date, all Indebtedness incurred during the Suspension Period will be classified as having been Incurred in compliance with clauses Section 4.09(a) and (b) hereof. To the extent such Indebtedness would not be so permitted to be Incurred in compliance with Section 4.09(a) and (b), such Indebtedness will be classified as having been Incurred pursuant to Section 4.09(c)(3) hereof. Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments pursuant to Section 4.07(a) hereof will be made as though such covenant had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under Section 4.07(a)(4)(C) hereof to the extent set forth in such covenant and the items specified in subclauses (i)-(iii) of Section 4.07(a)(4)(C) will increase the amount available to be made. For purposes of determining compliance with Section 4.10 hereof, the amount of Excess Proceeds will be deemed to be zero as of the Reinstatement Date. Any encumbrance or restriction on the ability of any Restricted Subsidiary to take any action specified in Section 4.08(a)(1) through (4) that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to Section 4.08(b)(1). Any Affiliate Transaction entered into after a Reinstatement Date pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to Section 4.11(b)(5). On and after any Reinstatement Date, the Company and its Restricted Subsidiaries will be permitted to consummate the transactions contemplated by any agreement or commitment entered into during the relevant Suspension Period so long as such agreement or commitment and such consummation would have been permitted during such Suspension Period.
(e)    The Trustee shall not have an obligation to either monitor or verify the occurrence of either the suspension or reinstatement of the covenants referred to above or to notify the Holders of such events.
Section 4.18    Activities of Co-Issuer.
The Co-Issuer will not hold any material assets, become liable for any material obligations or engage in any significant business activities; provided that the Co-Issuer may be a co-obligor or guarantor with respect to Indebtedness if the Company is an obligor on such Indebtedness and the net proceeds of such Indebtedness are received by the Company, the Co-Issuer or one or more Subsidiary Guarantors. At any time after the Company is a corporation, the Co-Issuer may consolidate or merge with or into the Company or any Restricted Subsidiary.

Section 4.19    Activities of Holdings and CyrusOne GP.
Neither Holdings nor CyrusOne GP will Incur any Indebtedness other than their respective Note Guarantees and 2024 Note Guarantees issued on the Issue Date and guarantees of additional Indebtedness (including Additional Notes and additional 2024 Notes) or leases of the Company and its Restricted Subsidiaries that is permitted to be Incurred by the Company or such Restricted Subsidiary under Section 4.09 hereof. In addition:
(1)    neither Holdings nor CyrusOne GP will hold any material assets or create or acquire any Subsidiaries after the Issue Date other than CyrusOne GP, the Company and direct or indirect Subsidiaries of the Company; and
(2)    neither Holdings nor CyrusOne GP will engage in any business activities other than activities related or incidental to the ownership of the Company and CyrusOne GP, which related or incidental activities include without limitation:
(A)    transactions contemplated or permitted by the Partnership Agreement or the provision of administrative, legal, accounting and management services to, or on behalf of, the Company;
(B)    the entry into, and exercise of rights and performance of obligations in respect of (i) this Indenture and the Note Guarantee, (ii) contracts and agreements with officers, directors and employees of Holdings or the Company or any of the Company’s Subsidiaries relating to their employment or directorships, (iii) agreements with consultants, (iv) insurance policies and related contracts and agreements and (v) benefit, incentive and compensation plans;
(C)    the filing of registration statements, and compliance with applicable reporting and other obligations, under federal, state or other securities laws and the listing and issuance of Equity Interests in connection with an Equity Offering, and compliance with applicable reporting and other obligations related thereto including, but not limited to, agreements with transfer agents, proxy agents, shareholder services, investor relations, counsel, accountants and other advisors;
(D)    the retention of (and the entry into, and exercise of rights and performance of obligations in respect of, contracts and agreements with) transfer agents, private placement agents, underwriters, counsel, accountants and other advisors and consultants in connection with any Equity Offering;
(E)    the performance of obligations under, and compliance with, its certificate of incorporation and by-laws, or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including, without limitation, as a result of or in connection with its status as a public company or its ownership of the Company and its Subsidiaries;
(F)    the incurrence and payment of its operating and business expenses and any taxes for which it may be liable;
(G)    the acquisition and/or disposition by Holdings of Equity Interests of the Company or the sole general partner of the Company, subject in all cases to the applicable provisions of this Indenture; and

(H)    maintaining its corporate existence and listing status.
Notwithstanding anything to the contrary in this Section 4.19, Holdings and/or CyrusOne GP may consolidate, merge or sell all or substantially all of its assets in accordance with Sections 4.15 and 5.01 hereof.
ARTICLE 5
SUCCESSORS
Section 5.01    Merger, Consolidation or Sale of Assets.
None of Holdings, CyrusOne GP nor either of the Issuers will consolidate or merge with or into, or sell, convey, transfer, lease or otherwise dispose (collectively, a “transfer”) of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into Holdings, CyrusOne GP or an Issuer unless:
(1)    Holdings, CyrusOne GP or such Issuer is the continuing Person, or the Person (if other than Holdings, CyrusOne GP or such Issuer) formed by such consolidation or into which Holdings, CyrusOne GP or such Issuer is merged or that acquired or leased such property and assets of Holdings, CyrusOne GP or such Issuer is an entity organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof and expressly assumes, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of Holdings, CyrusOne GP or such Issuer on the Notes, the Note Guarantees and under this Indenture and the Registration Rights Agreement; provided, however, that the Co-Issuer may not consolidate or merge with or into any Person other than a corporation satisfying such requirements so long as the Company is not a corporation;
(2)    immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing:
(3)    in the case of a transaction involving Holdings, CyrusOne GP or the Company and not the Co-Issuer, immediately after giving effect to such transaction on a Pro Forma Basis, the Company, or any Person becoming the successor obligor of the Notes, as the case may be, (A) could Incur at least $1.00 of Indebtedness in compliance with Section 4.09(a) or (B) has a Leverage Ratio that is no higher than the Leverage Ratio of the Company immediately before giving effect to the transaction and any related Incurrence of Indebtedness; provided that this clause (3) will not apply to (i) a consolidation or merger of one or more Restricted Subsidiaries with or into the Company or (ii) any merger effected solely to change the state of domicile of Holdings, CyrusOne GP or the Company; and
(4)    Holdings, CyrusOne GP or such Issuer delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.
Section 5.02    Successor Corporation Substituted.
Upon any consolidation or merger, or any transfer of all or substantially all of Holdings’, CyrusOne GP’s or such Issuer’s assets in accordance with the foregoing, the successor Person formed by such consolidation or into which Holdings, CyrusOne GP or such Issuer is merged or to which such transfer is made, will succeed to, be substituted for, and may exercise every one of Holdings’, CyrusOne GP’s or such Issuer’s rights and powers under this Indenture with the same effect as if such successor Person had been named therein as Holdings, CyrusOne GP or such Issuer and, except in the case of the lease or a sale or other transfer of less than all assets, Holdings, CyrusOne GP or such Issuer will be released from the obligations under the Notes and the Note Guarantee, as applicable.
ARTICLE 6
DEFAULTS AND REMEDIES
Section 6.01    Events of Default.
Each of the following is an “Event of Default”:
(1)    default in the payment of principal of, or premium, if any, on any Note when it is due and payable at maturity, upon acceleration, redemption or otherwise;
(2)    default in the payment of interest on any Note when it is due and payable, and such default continues for a period of 30 days;
(3)    default in the performance or breach of Section 5.01 hereof or the failure by the Company or any of its Restricted Subsidiaries to make or consummate an Offer to Purchase in accordance with Sections 4.10 or 4.15 hereof;
(4)    Holdings or the Company defaults in the performance of or breaches any other covenant or agreement of Holdings or the Company in this Indenture or under the Notes (other than a default specified in clause (1), (2) or (3) above) and such default or breach continues for a period of 60 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes;
(5)    there occurs with respect to any issue or issues of Indebtedness of Holdings, an Issuer or any Significant Subsidiary having an outstanding principal amount of $50.0 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or is created after the date hereof;
(A)    an event of default that has caused the holders thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration; and/or
(B)    the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;
(6)    any final judgment or order (not covered by insurance) for the payment of money in excess of $50.0 million in the aggregate for all such final judgments or orders against Holdings, an Issuer or any Significant Subsidiary (treating any deductibles, self-insurance or retention as not covered by insurance):

(A)    is rendered against Holdings, an Issuer or any Significant Subsidiary and is not paid or discharged; and
(B)    there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against Holdings, an Issuer or any Significant Subsidiary to exceed $50.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;
(7)     a court having jurisdiction enters a decree or order for:
(A)    relief in respect of Holdings, CyrusOne GP, an Issuer or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect;
(B)    appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of Holdings, CyrusOne GP, an Issuer or any Significant Subsidiary or for all or substantially all of the property and assets of Holdings, an Issuer or any Significant Subsidiary; or
(C)    the winding up or liquidation of the affairs of Holdings, CyrusOne GP, an Issuer or any Significant Subsidiary and, in each case, such decree or order remains unstayed and in effect for a period of 60 consecutive days;
(8)    Holdings, CyrusOne GP, an Issuer or any Significant Subsidiary:
(A)    commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under such law;
(B)    consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of Holdings, an Issuer or any Significant Subsidiary or for all or substantially all of the property and assets of Holdings, CyrusOne GP, an Issuer or any Significant Subsidiary;
(C)    effects any general assignment for the benefit of its creditors; or
(9)    any Note Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and this Indenture) or any such Guarantor notifies the Trustee in writing that it denies or disaffirms its obligations under its Note Guarantee.
Section 6.02    Acceleration.
If an Event of Default (other than an Event of Default specified in Section 6.01(7) or (8) above that occurs with respect to Holdings, CyrusOne GP, an Issuer or any Significant Subsidiary) occurs and is continuing under this Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of the Holders of at least 25% in aggregate principal amount of the Notes then outstanding will, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest will be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in Section 6.01(5) above has occurred and is continuing, such declaration of acceleration will be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to Section 6.01(5) shall be remedied or cured by Holdings, an Issuer or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto.
If an Event or Default specified in Section 6.01(7) or (8) above occurs with respect to Holdings, CyrusOne GP, an Issuer or any Significant Subsidiary, the principal of, premium, if any, and accrued interest on the Notes then outstanding will automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The holders of at least a majority in principal amount of the outstanding Notes by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:
(X)    all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived, and
(Y)    the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.
Section 6.03    Other Remedies.
If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, premium on, if any, or interest or Additional Interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.
The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.
Section 6.04    Waiver of Past Defaults.
The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest or Additional Interest, if any, on, the Notes (including in connection with an Offer to Purchase); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.
Section 6.05    Control by Majority.
Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction and may take any other action that it deems proper that is not inconsistent with any such direction received from Holders.
Section 6.06    Limitation on Suits.
No Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:
(1)    such Holder gives the Trustee written notice that an Event of Default is continuing;
(2)    Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;
(3)    such Holder or Holders offer indemnity satisfactory to the Trustee against any costs, liability or expense;
(4)    the Trustee does not comply with such request within 60 days after receipt of the request and the offer of indemnity; and
(5)    during such 60-day period, Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with such request.
A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.
Section 6.07    Rights of Holders of Notes to Receive Payment.
Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of, premium on, if any, or interest or Additional Interest, if any, on the Note, on or after the respective due dates expressed in the Note (including in connection with an Offer to Purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.
Section 6.08    Collection Suit by Trustee.
If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium on, if any, and interest and Additional Interest, if any, remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
Section 6.09    Trustee May File Proofs of Claim.
The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
Section 6.10    Priorities.
If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:
First:    to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;
Second:    to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest and Additional Interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest and Additional Interest, if any, respectively; and
Third:    to the Company or to such party as a court of competent jurisdiction shall direct.
The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.
Section 6.11    Undertaking for Costs.
In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.
ARTICLE 7
TRUSTEE
Section 7.01    Duties of Trustee.

(a)    If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise thereof, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.
(b)    Except during the continuance of an Event of Default:
(1)    the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture, as modified or supplemented by a supplemental indenture, if any, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
(2)    in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.
(c)    The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:
(1)    this paragraph does not limit the effect of paragraph (b) of this Section 7.01;
(2)    the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and
(3)    the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.
(d)    Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.01.
(e)    No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights or powers under this Indenture at the request of any Holders, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.
(f)    The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.
(g)    The Trustee shall not be deemed to have notice of any Default or Event of Default, except an Event of Default under Section 6.01(1) or 6.01(2), unless a Responsible Officer has received written notice of such Default or Event of Default at the Corporate Trust Office of the Trustee.
Section 7.02    Rights of Trustee.

(a)    The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.
(b)    Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.
(c)    The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.
(d)    The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.
(e)    Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company.
(f)    The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder.
(g)    The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.
Section 7.03    Individual Rights of Trustee.
The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if this Indenture has been qualified under the TIA) or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.
Section 7.04    Trustee’s Disclaimer.
The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.
Section 7.05    Notice of Defaults.
If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee will send to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs.

Except in the case of a Default or Event of Default in payment of principal of, premium on, if any, or interest or Additional Interest, if any, on, any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.
Section 7.06    Reports by Trustee to Holders of the Notes.
(a)    Within 60 days after each May 15 beginning on May 15, 2017, and for so long as the Notes remain outstanding, the Trustee will mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA §313(a) (but if no event described in TIA §313(a) has occurred within the 12 months preceding the reporting date (or in the case of the May 15, 2017 reporting date, no event in TIA §313(a) has occurred since March 17, 2017), no report need be transmitted). The Trustee also will comply with TIA §313(b)(2). The Trustee will also transmit by mail all reports as required by TIA §313(c).
(b)    A copy of each report at the time of its mailing to the Holders of Notes will be mailed by the Trustee to the Company and filed by the Trustee with the SEC and each stock exchange on which the Notes are listed in accordance with TIA §313(d). The Company will promptly notify the Trustee when the Notes are listed on any stock exchange.
Section 7.07    Compensation and Indemnity.
(a)    The Company will pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Company will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.
(b)    The Company and the Guarantors will indemnify the Trustee against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Company, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense has been caused by its own negligence or willful misconduct. The Trustee will notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company will not relieve the Company or any of the Guarantors of their obligations hereunder. The Company or such Guarantor will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and the Company will pay the reasonable fees and expenses of such counsel. Neither the Company nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.
(c)    The obligations of the Company and the Guarantors under this Section 7.07 will survive the satisfaction and discharge of this Indenture.
(d)    To secure the Company’s and the Guarantors’ payment obligations in this Section 7.07, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal of, premium on, if any, or interest or Additional Interest, if any, on, particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

(e)    When the Trustee incurs expenses or renders services after an Event of Default specified in clause (7) or (8) of Section 6.01 hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.
(f)    The Trustee will comply with the provisions of TIA §313(b)(2) to the extent applicable.
Section 7.08    Replacement of Trustee.
(a)    A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.
(b)    The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:
(1)    the Trustee fails to comply with Section 7.10 hereof;
(2)    the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;
(3)    a custodian or public officer takes charge of the Trustee or its property; or
(4)    the Trustee becomes incapable of acting.
(c)    If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.
(d)    If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.
(e)    If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
(f)    A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 hereof will continue for the benefit of the retiring Trustee.
Section 7.09    Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.
Section 7.10    Eligibility; Disqualification.
There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.
This Indenture will always have a Trustee who satisfies the requirements of TIA §310(a)(1), (2) and (5). The Trustee is subject to TIA §310(b).
Section 7.11    Preferential Collection of Claims Against Company.
The Trustee is subject to TIA §311(a), excluding any creditor relationship listed in TIA §311(b). A Trustee who has resigned or been removed shall be subject to TIA §311(a) to the extent indicated therein.
ARTICLE 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE
Section 8.01    Option to Effect Legal Defeasance or Covenant Defeasance.
The Company may at any time, at the option of its Board of Directors evidenced by a Board Resolution set forth in an Officers’ Certificate, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.
Section 8.02    Legal Defeasance and Discharge.
Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuers and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuers and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:
(1)    the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium on, if any, or interest or Additional Interest, if any, on such Notes when such payments are due from the trust referred to in Section 8.04 hereof;
(2)    the Issuers’ obligations with respect to such Notes under Article 2 and Section 4.02 hereof;

(3)    the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Guarantors’ obligations in connection therewith; and
(4)    this Article 8.
Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.
Section 8.03    Covenant Defeasance.
Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuers and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.03, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16, 4.17, 4.18 and 4.19 hereof, clauses (3) and (4) of Section 5.01 and Section 10.04 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Issuers and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3), (4), (5), (6), (7) (with respect to Significant Subsidiaries only), (8) (with respect to Significant Subsidiaries only) and (9) hereof will not constitute Events of Default.
Section 8.04    Conditions to Legal or Covenant Defeasance.
In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:
(1)    the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable government securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of, premium on, if any, and interest and Additional Interest, if any, on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;
(2)    in the case of an election under Section 8.02 hereof, the Company must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that:
(A)    the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(B)    since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(3)    in the case of an election under Section 8.03 hereof, the Company must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(4)    no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);
(5)    such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Issuers or any of the Guarantors is a party or by which the Issuers or any of the Guarantors is bound; and
(6)    the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
Section 8.05    Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.
Subject to Section 8.06 hereof, all money and non-callable government securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest and Additional Interest, if any, but such money need not be segregated from other funds except to the extent required by law.
The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable government securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.
Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or non-callable government securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.
Section 8.06    Repayment to Company.
Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium on, if any, or interest or Additional Interest, if any, on any Note and remaining unclaimed for two years after such principal, premium, if any, or interest or Additional Interest, if any, has become due and payable shall be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, shall at the written request and expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.
Section 8.07    Reinstatement.
If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable government securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium on, if any, or interest or Additional Interest, if any, on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.
ARTICLE 9
AMENDMENT, SUPPLEMENT AND WAIVER
Section 9.01    Without Consent of Holders of Notes.
Notwithstanding Section 9.02 of this Indenture, without the consent of any Holder of Notes, the Issuers, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes or the Note Guarantees:
(1)    to cure any ambiguity, defect, omission or inconsistency in this Indenture or the Notes;
(2)    to provide for the assumption of an Issuer’s or a Guarantor’s obligations to holders of the Notes and the Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of an Issuer’s or such Guarantor’s assets to comply with Article 5 or Section 10.04;

(3)    to comply with any requirements of the SEC in connection with the qualification of this Indenture under the Trust Indenture Act or any applicable securities depository;
(4)    to evidence and provide for the acceptance of an appointment by a successor Trustee;
(5)    to provide for uncertificated Notes in addition to or in place of certificated Notes; provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code;
(6)    to provide for any Guarantee of the Notes, to secure the Notes or to confirm and evidence the release, termination or discharge of any Guarantee of or Lien securing the Notes when such release, termination or discharge is permitted by this Indenture;
(7)    to add to the covenants of the Company or any Restricted Subsidiary for the benefit of the Holders of the Notes or to surrender any right or power conferred upon an Issuer or any Restricted Subsidiary;
(8)    to provide for the issuance of Additional Notes in accordance with the terms of this Indenture;
(9)    to conform the text of this Indenture, the Notes or the Note Guarantees to any provision of the “Description of the Notes” section of the Offering Memorandum to the extent that such provision in the “Description of the Notes” section of the Offering Memorandum was intended to be a verbatim recitation of a provision this Indenture, the Notes or the Note Guarantees, which intent will be established by an Officers’ Certificate delivered by the Issuers to the Trustee;
(10)    to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under this Indenture of any Holder; or
(11)    to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act, or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.
Upon the request of the Company accompanied by a Board Resolution authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Company and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.
Section 9.02    With Consent of Holders of Notes.
Except as provided below in this Section 9.02, the Issuers, the Guarantors and the Trustee may amend or supplement this Indenture (including without limitation, Section 4.10 and Section 4.15 hereof), the Notes and the Note Guarantees with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, or interest or Additional Interest, if any, on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).
Upon the request of the Company accompanied by a Board Resolution authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Company and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture.
It is not necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.
After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company will send to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):
(1)    change the Stated Maturity of the principal of, or any installment of interest on, any Note;
(2)    reduce the principal amount of, or premium, if any, or interest on, any Note;
(3)    change the place of payment of principal of, or premium, if any, or interest on, any Note;
(4)    impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the redemption date) of any Note;
(5)    reduce the above-stated percentages of outstanding Notes the consent of whose holders is necessary to modify or amend this Indenture;
(6)    waive a default in the payment of principal of, premium, if any, or interest on the Notes;
(7)    voluntarily release a Guarantor other than in accordance with this Indenture;

(8)    after the time an Offer to Purchase is required to have been made pursuant to Section 4.10 and Section 4.15 hereof, reduce the purchase amount or price or extend the latest expiration date or purchase date thereunder; or
(9)    reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of this Indenture or for waiver of certain defaults.
Section 9.03    Compliance with Trust Indenture Act.
Every amendment or supplement to this Indenture or the Notes will be set forth in an amended or supplemental indenture that complies with the TIA as then in effect if this Indenture is then qualified thereunder.
Section 9.04    Revocation and Effect of Consents.
Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.
Section 9.05    Notation on or Exchange of Notes.
The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.
Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.
Section 9.06    Trustee to Sign Amendments, etc.
The Trustee will sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amended or supplemental indenture until the Board of Directors of the Company approves it. Evidence of such approval shall be delivered to the Trustee with an Officers’ Certificate. In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Section 7.01 hereof) will be fully protected in relying upon, in addition to the documents required by Section 12.04 hereof, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.
ARTICLE 10
NOTE GUARANTEES
Section 10.01    Guarantee.

(a)    Subject to this Article 10, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture or the Notes as against either of the Issuers or the obligations of the Issuers hereunder or thereunder, that:
(1)    the principal of, premium, if any, on, and interest and Additional Interest, if any, on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium on, if any, and interest and Additional Interest, if any, on, the Notes, if lawful, and all other obligations of the Issuers to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and
(2)    in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.
Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.
(b)    The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture as against either of the Issuers, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of either of the Issuers, any right to require a proceeding first against the Issuers, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.
(c)    If any Holder or the Trustee is required by any court or otherwise to return to the Issuers, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuers or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.
(d)    Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 10.02    Limitation on Guarantor Liability.
Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.
Section 10.03    Execution and Delivery of Note Guarantee.
To evidence its Note Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that this Indenture will be executed on behalf of such Guarantor by one of its Officers.
If an Officer whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless.
The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors with respect to such Note.
The Company shall cause each Restricted Subsidiary which is required to become a Subsidiary Guarantor pursuant to Section 4.16 hereof to comply with the provisions of Section 4.16 and this Article 10, to the extent applicable.
Section 10.04    Subsidiary Guarantors May Consolidate, etc., on Certain Terms.
Except as otherwise provided in Section 10.05 hereof, no Subsidiary Guarantor may consolidate or merge with or into, or transfer all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person (other than the Company or another Guarantor), unless:
(1)    immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and
(2)    such Subsidiary Guarantor is the continuing Person, or the Person (if other than such Subsidiary Guarantor) formed by such consolidation or into which such Subsidiary Guarantor is merged or that acquired or leased such property and assets of such Subsidiary Guarantor is an entity organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof and expressly assumes, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of such Subsidiary Guarantor on the Note Guarantees and under this Indenture and the Registration Rights Agreement.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Subsidiary Guarantor, such successor Person will succeed to and be substituted for the Subsidiary Guarantor with the same effect as if it had been named herein as a Subsidiary Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.
Except as set forth in Articles 4 and 5 hereof, and notwithstanding clause (2) of this Section 10.04, nothing contained in this Indenture or in any of the Notes will prevent any consolidation or merger of a Subsidiary Guarantor with or into the Company or another Guarantor, or will prevent any sale or conveyance of the property of a Subsidiary Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.
Section 10.05    Releases.
The Note Guarantee of a Subsidiary Guarantor will automatically terminate and be released upon:
(1)    a sale or other disposition (including by way of consolidation or merger) of the Subsidiary Guarantor, or the Capital Stock of the Subsidiary Guarantor such that the Subsidiary Guarantor is no longer a Restricted Subsidiary, in a transaction that does not violate Section 4.10 hereof;
(2)    the sale or disposition of all or substantially all of the assets of the Subsidiary Guarantor;
(3)    the designation in accordance with this Indenture of the Subsidiary Guarantor as an Unrestricted Subsidiary;
(4)    at such time as such Subsidiary Guarantor is no longer a Guarantor or other obligor with respect to any other Indebtedness of Holdings or the Company;
(5)    the designation in accordance with this Indenture of the Subsidiary Guarantor as an Excluded Subsidiary; or
(6)    defeasance or discharge of the Notes in accordance with Article 8 or Article 11 hereof.
In addition, if on any date following the Issue Date, the Notes are rated Investment Grade by at least two Rating Agencies and no Default or Event of Default shall have occurred and be continuing hereunder, then, beginning on that date, the Subsidiary Guarantors will be automatically released from their obligations under the Note Guarantees; provided, however, that within ten Business Days following a Reinstatement Date, each of the Restricted Subsidiaries who would have been required to Guarantee the Notes but for the foregoing, will be required to execute and deliver a supplemental indenture to this Indenture providing for a Note Guarantee by such Restricted Subsidiary.

ARTICLE 11
SATISFACTION AND DISCHARGE
Section 11.01     Satisfaction and Discharge.
This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:
(1)    either:
(a)    all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the Trustee for cancellation; or
(b)    all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the sending of a notice of redemption or otherwise or will become due and payable within one year and the Issuers or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable government securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants in the case when the deposit consists of a non-callable government securities or a combination of cash and such securities, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal of, premium on, if any, and interest and Additional Interest, if any, on, the Notes to the date of maturity or redemption;
(2)    in respect of subclause (b) of clause (1) of this Section 11.01, no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings);
(3)    the Issuers or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and
(4)    the Issuers have delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.
In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (b) of clause (1) of this Section 11.01, the provisions of Sections 11.02 and 8.06 hereof will survive. In addition, nothing in this Section 11.01 will be deemed to discharge those provisions of Section 7.07 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.
Section 11.02     Application of Trust Money.
Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal of, premium on, if any, and interest and Additional Interest, on, the Notes if any, for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.
If the Trustee or Paying Agent is unable to apply any money or government securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Company has made any payment of principal of, premium on, if any, or interest or Additional Interest, if any, on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or government securities held by the Trustee or Paying Agent.
ARTICLE 12
MISCELLANEOUS
Section 12.01     Trust Indenture Act Controls.
If this Indenture is qualified under the TIA and any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA §318(c), the imposed duties will control.
Section 12.02     Notices.
Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission, or overnight air courier guaranteeing next day delivery to the others’ address:
If to the Company and/or any Guarantor:

CyrusOne Inc.
2101 Cedar Springs Road, Suite 900
Dallas, TX 75201

Facsimile No.: (972) 499-3490
Attention: Chief Financial Officer

With a copy to:
Cravath, Swaine & Moore
825 Eighth Avenue
New York, New York 10019

Facsimile No.: (212) 474-3700
Attention: William Fogg, Esq.

If to the Trustee:
Wells Fargo Bank, N.A.
750 North St. Paul Place, Suite 1750
Dallas, Texas 75201

Facsimile No.: (214) 756-7401
Attention: Corporate Trust Municipal and Escrow Services
The Company, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.
All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when sent, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.
Any notice or communication to a Holder, when the Notes are in the form of Definitive Notes, will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication to a Holder, when the Notes are in the form of Global Notes, will be sent pursuant to Applicable Procedures. Any notice or communication will also be so sent to any Person described in TIA §313(c), to the extent required by the TIA if this Indenture is then qualified thereunder. Failure to send a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders. If the Company sends a notice or communication to Holders, it will send a copy to the Trustee and the Holders at the same time.
If a notice or communication is mailed or otherwise sent in the manner provided above within the time prescribed, it is duly given, regardless of whether or not the addressee receives it.
If the Company mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.
Section 12.03     Communication by Holders of Notes with Other Holders of Notes.
Holders may communicate pursuant to TIA §312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA §312(c).
Section 12.04     Certificate and Opinion as to Conditions Precedent.
Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:
(1)    an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 12.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2)    an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 12.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.
Section 12.05     Statements Required in Certificate or Opinion.
Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA §314(a)(4)) must comply with the provisions of TIA §314(e) and must include:
(1)    a statement that the Person making such certificate or opinion has read such covenant or condition;
(2)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
(3)    a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and
(4)    a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.
Section 12.06    Rules by Trustee and Agents.
The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions; provided that no such rule shall conflict with the terms of this Indenture or the TIA.
Section 12.07    No Personal Liability of Directors, Officers, Employees and Stockholders.
No past, present or future director, officer, partner, controlling person, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Section 12.08    Governing Law.
THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
Section 12.09    No Adverse Interpretation of Other Agreements.
This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.10    Successors.
All agreements of the Company in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 10.05 hereof.
Section 12.11    Severability.
In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.
Section 12.12    Counterpart Originals.
The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of signed copies of this Indenture by facsimile transmission or emailed portable document format (pdf) shall constitute effective execution and delivery of this indenture as to the parties hereto and such copies may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or portable document format (pdf) shall be deemed to be their original signatures for all purposes other than authentication of Notes by the Trustee.
Section 12.13    Table of Contents, Headings, etc.
The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.
[Signatures on following page]

SIGNATURES
Dated as of March 17, 2017
CyrusOne LP

By: CyrusOne GP, as the sole general partner
By: CyrusOne Inc., as the sole trustee
By: /s/ Diane M. Morefield____________
    Name: Diane M. Morefield
    Title: Executive Vice President
and Chief Financial Officer

CyrusOne Finance Corp.

By: /s/ Diane M. Morefield____________
    Name: Diane M. Morefield
    Title: Executive Vice President
and Chief Financial Officer

GUARANTORS
CyrusOne Inc.

By: /s/ Diane M. Morefield____________
    Name: Diane M. Morefield
    Title: Executive Vice President
and Chief Financial Officer

CyrusOne GP

By: CyrusOne Inc., as the sole trustee

By: /s/ Diane M. Morefield____________
    Name: Diane M. Morefield
    Title: Executive Vice President
and Chief Financial Officer

CyrusOne TRS Inc.

By: /s/ Diane M. Morefield____________
    Name: Diane M. Morefield
    Title: Executive Vice President
and Chief Financial Officer

CyrusOne Foreign Holdings LLC
By: CyrusOne LLC, as sole member
By: CyrusOne LP, its sole member
By: CyrusOne GP, its general partner
By: CyrusOne Inc., its trustee
By: /s/ Diane M. Morefield____________
    Name: Diane M. Morefield
    Title: Executive Vice President
and Chief Financial Officer

CyrusOne LLC
By: CyrusOne LP, as sole member
By: CyrusOne GP, its general partner
By: CyrusOne Inc., its trustee

By: /s/ Diane M. Morefield____________
    Name: Diane M. Morefield
    Title: Executive Vice President
and Chief Financial Officer

Cervalis Holdings LLC

By: CyrusOne LP, as sole member
By: CyrusOne GP, its general partner
By: CyrusOne Inc., its trustee
By: /s/ Diane M. Morefield____________
    Name: Diane M. Morefield
    Title: Executive Vice President
and Chief Financial Officer

Cervalis LLC

By: Cervalis Holdings LLC, as sole member
By: CyrusOne LP, its sole member
By: CyrusOne GP, its general partner
By: CyrusOne Inc., its trustee

By: /s/ Diane M. Morefield____________
    Name: Diane M. Morefield
    Title: Executive Vice President
and Chief Financial Officer

CyrusOne-NC LLC
By: CyrusOne LP, as sole member
By: CyrusOne GP, its general partner
By: CyrusOne Inc., its trustee
By: /s/ Diane M. Morefield____________
    Name: Diane M. Morefield
    Title: Executive Vice President
and Chief Financial Officer

CyrusOne-NJ LLC
By: CyrusOne LP, as sole member
By: CyrusOne GP, its general partner
By: CyrusOne Inc., its trustee
By: /s/ Diane M. Morefield____________
    Name: Diane M. Morefield
    Title: Executive Vice President
and Chief Financial Officer

WELLS FARGO BANK, N.A.

By:	/s/ Patrick T. Giordano____________ Name: Patrick T. Giordano Title: Vice President

EXHIBIT A

[Face of Note]

CUSIP/CINS ____________
5.375% Senior Notes due 2027
No. ___    $____________*
CYRUSONE LP
CYRUSONE FINANCE CORP.
promises to pay to                or registered assigns,
the principal sum of __________________________________________________________ DOLLARS [(as such sum may be increased or decreased as set forth on the Schedule of Exchanges of Interest on the Global Notes attached hereto)] on March 15, 2027.
Interest Payment Dates: March 15 and September 15
Record Dates: March 1 and September 1
Dated: _______________
CYRUSONE LP
By: CyrusOne GP, as the sole General Partner
By: CyrusOne Inc., as the sole Trustee

By:	Name: Title:
CYRUSONE FINANCE CORP

By:	Name: Title:

1 Use this only if the Note is a Global Note.

This is one of the Notes referred to
in the within-mentioned Indenture:

WELLS FARGO BANK N.A.,
as Trustee

By:
    Authorized Signatory

[Back of Note]
5.375% Senior Notes due 2027
[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]
[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]
[Insert the Regulation S Temporary Global Note Legend, if applicable pursuant to the provisions of the Indenture]
Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
(1)    INTEREST. CYRUSONE LP, a Maryland limited partnership (the “Company”) and CYRUSONE FINANCE CORP., a Maryland corporation (the “Co-Issuer,” and together with the Company, the “Issuers”), promise to pay or cause to be paid interest on the principal amount of this Note at 5.375% per annum from ________________, ___ until maturity and shall pay the Additional Interest, if any, payable pursuant to the Registration Rights Agreement referred to below. The Issuers will pay interest and Additional Interest, if any, semi-annually in arrears on March 15 and September 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be _____________, _____. The Issuers will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate equal to the then applicable interest rate on the Notes to the extent lawful.
Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
(2)    METHOD OF PAYMENT. The Issuers will pay interest on the Notes (except defaulted interest) and Additional Interest, if any, to the Persons who are registered Holders of Notes at the close of business on the March 1 or September 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest and Additional Interest, if any, at the office or agency of the Paying Agent and Registrar within the City and State of New York, or, at the option of the Company, payment of interest and Additional Interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, premium on, if any, and interest and Additional Interest, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent to an account in the United States. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.
(3)    PAYING AGENT AND REGISTRAR. Initially, Wells Fargo Bank, N.A., the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders of the Notes. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

(4)    INDENTURE. The Issuers issued the Notes under an Indenture dated as of March 17, 2017 (the “Indenture”) among the Issuers, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are unsecured obligations of the Issuers. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.
(5)    OPTIONAL REDEMPTION.
(a)    At any time prior to March 15, 2020, the Issuers may on any one or more occasions redeem up to 40% of the aggregate principal amount of the Notes issued under the Indenture, upon not less than 30 nor more than 60 days’ notice to the Holders (with a copy to the Trustee), at a redemption price equal to 105.375% of the principal amount of the Notes redeemed, plus accrued and unpaid interest and Additional Interest, if any, to the date of redemption (subject to the rights of Holders of the Notes on any relevant record date occurring prior to the applicable redemption date to receive interest on the relevant Interest Payment Date), with an amount of cash equal to the net cash proceeds of an Equity Offering; provided that:
(i)    at least 55% of the aggregate principal amount of Notes (including Additional Notes) issued under the Indenture (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and
(ii)    the redemption occurs within 90 days of the date of the closing of such Equity Offering.
(b)    At any time prior to March 15, 2022, the Issuers may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice to the Holders (with a copy to the Trustee), at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the date of redemption (subject to the rights of Holders on any relevant record date occurring prior to the applicable redemption date to receive interest due on the relevant Interest Payment Date).
(c)    Except pursuant to the preceding paragraphs, the Notes will not be redeemable at the Issuers’ option prior to March 15, 2022.
(d)    On or after March 15, 2022, the Issuers may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice to the Holders (with a copy to the Trustee), at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on March 15 of the years indicated below (subject to the rights of Holders on any relevant record date occurring prior to the applicable redemption date to receive interest on the relevant Interest Payment Date):

Year	Percentage
2022	102.688%
2023	101.792%
2024	100.896%
2025 and thereafter	100.000%

Notwithstanding the foregoing, in connection with any tender offer for the Notes (including in connection with a Change of Control Trigger Event or pursuant to an Offer to Purchase under Section 4.10 of the Indenture), if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Company, or any third party making such tender offer in lieu of the Company, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party shall have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem (with respect to the Company) or purchase (with respect to a third party) all such Notes that remain outstanding following such purchase at a price equal to the price paid to each other Holder in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest thereon, if any, to the date of redemption or purchase, as the case may be, subject to the right of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date falling on or prior to the date of redemption or purchase date, as the case may be.
Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.
Any optional redemption or purchase of the Notes may be subject to one or more conditions precedent, at the Company’s option.
(6)    MANDATORY REDEMPTION. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.
(7)    REPURCHASE AT THE OPTION OF HOLDER.
(a)    Unless (i) the Company has previously or concurrently sent a redemption notice with respect to all existing Notes as set forth in Section 3.07 of the Indenture and all conditions precedent applicable to such redemption notice have been satisfied or (ii) a third party makes an Offer to Purchase the Notes in the manner, at the time and otherwise in compliance with the requirement under the Indenture, the Issuers must commence, within 30 days of the occurrence of a Change of Control Trigger Event, an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest and Additional Interest, if any, to the Payment Date.
(b)    If the Company or a Restricted Subsidiary of the Company consummates any Asset Sales, if, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not previously subject to an Offer to Purchase pursuant to Section 4.10 of the Indenture exceeds $25.0 million, the Issuers must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders of the Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in Section 4.10 of the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets on a pro rata basis, an aggregate principal amount of Notes and such other pari passu

Indebtedness equal to the Excess Proceeds on such date at a purchase price equal to 100% of the principal amount of the Notes and such other pari passu Indebtedness, in each case plus accrued and unpaid interest and Additional Interest, if any, to the Payment Date.
(8)    NOTICE OF REDEMPTION. At least 30 days (or such shorter notice as may be acceptable to the Trustee) but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail or otherwise deliver or cause to be delivered in accordance with applicable DTC procedures, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Articles 8 or 11 thereof. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased.
(9)    DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date.
[This Regulation S Temporary Global Note is exchangeable in whole or in part for one or more Global Notes only (i) on or after the termination of the 40-day distribution compliance period (as defined in Regulation S) and (ii) upon presentation of certificates (accompanied by an Opinion of Counsel, if applicable) required by Article 2 of the Indenture. Upon exchange of this Regulation S Temporary Global Note for one or more Global Notes, the Trustee shall cancel this Regulation S Temporary Global Note.] [INCLUDE IN REGULATION S TEMPORARY GLOBAL NOTE ONLY]
(10)    PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.
(11)    AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Notes or the Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class. Without the consent of any Holder of Notes, the Indenture, the Notes or the Note Guarantees may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of any Issuer’s or a Guarantor’s obligations to Holders of the Notes and Note Guarantees by a successor to such Issuer or such Guarantor pursuant to the Indenture, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any Holder, to comply with the requirements of the SEC in connection with the qualification of the Indenture under the TIA or any applicable securities depositary, to evidence and provide for the acceptance of an appointment by a successor Trustee, to add to the covenants of the Company or any Restricted Subsidiary for the benefit of the Holders of the Notes or to surrender any right or power conferred upon an Issuer or any Restricted Subsidiary, to conform the text of the Indenture, the Notes or the Note Guarantees to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provision in that “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes or the Note Guarantees, to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture, to provide for any Guarantee of the Notes, to secure the Notes or to confirm and to evidence the release or discharge of any Guarantee of or Lien securing the Notes when such release, termination or discharge is permitted by the Indenture and to amend the provisions of the Indenture relating to the transfer and legending of the Notes.
(12)    DEFAULTS AND REMEDIES. Events of Default include: (1) default in the payment of principal of, or premium, if any, on any Note when it is due and payable at maturity, upon acceleration, redemption or otherwise; (2) default in the payment of interest on any Note when it is due and payable, and such default continues for a period of 30 days; (3) default in the performance or breach of Section 5.01 of the Indenture or the failure by the Company or any of its Restricted Subsidiaries to make or consummate an Offer to Purchase in accordance with Sections 4.10 or 4.15 of the Indenture; (4) Holdings or the Company defaults in the performance of or breaches any other covenant or agreement of Holdings or the Company in this Indenture or under the Notes (other than a default specified in clause (1), (2) or (3) above) and such default or breach continues for a period of 60 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes; (5) there occurs with respect to any issue or issues of Indebtedness of Holdings, an Issuer or any Significant Subsidiary having an outstanding principal amount of $50.0 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or is created after the date hereof (a) an event of default that has caused the holders thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration; and/or (b) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; (6) any final judgment or order (not covered by insurance) for the payment of money in excess of $50.0 million in the aggregate for all such final judgments or orders against Holdings, an Issuer or any Significant Subsidiary (treating any deductibles, self-insurance or retention as not covered by insurance) (a) is rendered against Holdings, an Issuer or any Significant Subsidiary and is not be paid or discharged; and (b) there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against Holdings, an Issuer or any Significant Subsidiary to exceed $50.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (7) certain events of bankruptcy or insolvency with respect to Holdings, CyrusOne GP, an Issuer or any Significant Subsidiary or (8) any Note Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and this Indenture) or any Guarantor notifies the Trustee in writing that it denies or disaffirms its obligations under its Note Guarantee. In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to Holdings, CyrusOne GP, an Issuer or any Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest or Additional Interest, if any,) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of all the Holders of Notes, rescind an acceleration or waive an existing Default or Event of Default and its respective consequences under the Indenture except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest or Additional Interest, if any, on, the Notes (including in connection with an Offer to Purchase). The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.
(13)    TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.
(14)    NO RECOURSE AGAINST OTHERS. No director, officer, employee, partner, controlling person, incorporator or stockholder of the Issuers or any Guarantor, as such, will have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Indenture or the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
(15)    AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.
(16)    ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).
(17)    ADDITIONAL RIGHTS OF HOLDERS OF RESTRICTED GLOBAL NOTES AND RESTRICTED DEFINITIVE NOTES. In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes will have all the rights set forth in the Registration Rights Agreement dated as of March 17, 2017, among the Company, the Guarantors and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBC Capital Markets, as representatives of the Initial Purchasers of the Notes, relating to the Notes, as such agreement may be amended, modified or supplemented from time to time, or, in the case of Additional Notes, Holders of Restricted Global Notes and Restricted Definitive Notes will have the rights set forth in one or more registration rights agreements, if any, among the Company, the Guarantors and the other parties thereto, relating to rights given by the Company and the Guarantors to the purchasers of any Additional Notes (the “Registration Rights Agreement”).

(18)    CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.
(19)    GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
The Company will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to:
CyrusOne LP
CyrusOne Finance Corp.
2101 Cedar Springs Road, Suite 900
Dallas, TX 75201
Attention: Chief Financial Officer

ASSIGNMENT FORM
To assign this Note, fill in the form below:
(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)
and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.
Date: _______________
Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*: _________________________________

*    Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below:
¨ Section 4.10     ¨ Section 4.15
If you want to elect to have only part of the Note purchased by the Issuers pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:
$_______________

Date: _______________
Your Signature:
(Sign exactly as your name appears on the face of this Note)
Tax Identification No.:

Signature Guarantee*: _________________________________

*    Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

[SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE *
The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:]
[SCHEDULE OF EXCHANGES OF INTERESTS IN THE REGULATION S TEMPORARY GLOBAL NOTE *
The following exchanges of a part of this Regulation S Temporary Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Restricted Global Note for an interest in this Regulation S Temporary Global Note, have been made]:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B
FORM OF CERTIFICATE OF TRANSFER
CyrusOne LP
1649 West Frankford Road
Carrollton, Texas 75007
[Registrar address block]
Re: 5.375% Senior Notes due 2027
Reference is hereby made to the Indenture, dated as of March 17, 2017 (the “Indenture”), among CyrusOne LP (the “Company”), CyrusOne Finance Corp. (the “Co-Issuer” and together with the Company, the “Issuers”), the Guarantors party thereto and Wells Fargo Bank, N.A., as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
___________________, (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $___________ in such Note[s] or interests (the “Transfer”), to ___________________________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:
[CHECK ALL THAT APPLY]
1. ¨ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.
2. ¨ Check if Transferee will take delivery of a beneficial interest in the Regulation S Temporary Global Note, the Regulation S Permanent Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Permanent Global Note, the Regulation S Temporary Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.
3. ¨ Check and complete if Transferee will take delivery of a beneficial interest in a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):
(a)    ¨ such Transfer is being effected pursuant to any other available exemption from the registration requirements of the Securities Act, which certification is supported by an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification) to the effect that such Transfer is in compliance with the Securities Act;
or
(b)    ¨ such Transfer is being effected to the Company or a subsidiary thereof;
or
(c)    ¨ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.
4. ¨ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.
(a) ¨ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.
(b) ¨ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) ¨ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.
This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

    [Insert Name of Transferor]

By:
    Name:
    Title:
Dated: _______________________

ANNEX A TO CERTIFICATE OF TRANSFER
1.    The Transferor owns and proposes to transfer the following:
[CHECK ONE OF (a) OR (b)]
(a)    ¨ a beneficial interest in the:
(i)    ¨ 144A Global Note (CUSIP _________), or
(ii)    ¨ Regulation S Global Note (CUSIP _________), or
(b) ¨ a Restricted Definitive Note.
2.    After the Transfer the Transferee will hold:
[CHECK ONE]
(a) ¨ a beneficial interest in the:
(i)    ¨ 144A Global Note (CUSIP _________), or
(ii)    ¨ Regulation S Global Note (CUSIP _________), or
(iv)    ¨ Unrestricted Global Note (CUSIP _________); or
(b) ¨ a Restricted Definitive Note; or
(c) ¨ an Unrestricted Definitive Note,
in accordance with the terms of the Indenture.

EXHIBIT C
FORM OF CERTIFICATE OF EXCHANGE
CyrusOne LP
1649 West Frankford Road
Carrollton, Texas 75007
[Registrar address block]
Re: 5.375% Senior Notes due 2027
Reference is hereby made to the Indenture, dated as of March 17, 2017 (the “Indenture”), among CyrusOne LP (the “Company”), CyrusOne Finance Corp. (the “Co-Issuer” and together with the Company, the “Issuers”), the Guarantors party thereto and Wells Fargo Bank, N.A., as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
__________________________, (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $____________ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:
1.    Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note
(a) ¨ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies that (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
(b) ¨ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
(c) ¨ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private

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Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
(d) ¨ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
2.    Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes
(a) ¨ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.
(b) ¨ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ¨ 144A Global Note, ¨ Regulation S Global Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.
This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

    [Insert Name of Transferor]

By:
    Name:
    Title:
Dated: ______________________

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EXHIBIT D
FORM OF CERTIFICATE FROM
ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR
CyrusOne LP
1649 West Frankford Road
Carrollton, Texas 75007
[Registrar address block]
Re: 5.375% Senior Notes due 2027
Reference is hereby made to the Indenture, dated as of March 17, 2017 (the “Indenture”), among CyrusOne LP (the “Company”), CyrusOne Finance Corp. (the “Co-Issuer” and together with the Company, the “Issuers”), the Guarantors party thereto and Wells Fargo Bank, N.A., as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
In connection with our proposed purchase of $____________ aggregate principal amount of:
(a) ¨ a beneficial interest in a Global Note, or
(b) ¨ a Definitive Note,
we confirm that:
1.    We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).
2.    We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Company or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Company a signed letter substantially in the form of this letter and, if such transfer is in respect of a principal amount of Notes, at the time of transfer of less than $250,000, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144 under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.
3.    We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Company such certifications, legal opinions and other information

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as you and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.
4.    We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.
5.    We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.
You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

    [Insert Name of Accredited Investor]

By:
    Name:
    Title:
Dated: _______________________

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EXHIBIT E
FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS
SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of ________________, among __________________ (the “Guaranteeing Subsidiary”), a subsidiary of CyrusOne LP (or its permitted successor), a Maryland limited partnership (the “Company”), the Company, the Co-Issuer, the other Guarantors (as defined in the Indenture referred to herein) and Wells Fargo Bank, N.A., as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of March 17, 2017 providing for the issuance of 5.375% Senior Notes due 2027 (the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and
WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
1.    CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.    AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 10 thereof.
4.    NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Issuers or any Guarantor, as such, will have any liability for any obligations of the Issuers or the Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
5.    NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

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6.    COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
7.    EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.
8.    THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.
Dated: _______________,
[GUARANTEEING SUBSIDIARY]

By: _______________________________
    Name:
    Title:
[ISSUERS]
By: _______________________________
    Name:
    Title:
[EXISTING GUARANTORS]
By: _______________________________
    Name:
    Title:
[TRUSTEE],

as Trustee
By: _______________________________
    Authorized Signatory

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